                                                                   EXHIBIT 10.48


                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                          HANOVER COMPRESSOR COMPANY,

                         APSI ACQUISITION CORPORATION

                                      and

                        APPLIED PROCESS SOLUTIONS, INC.



                            Dated as of May 3, 2000

                               TABLE OF CONTENTS
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ARTICLE 1 DEFINITIONS                                                        1

      1.1    DEFINED TERMS...............................................    1
      1.2    INTERPRETATION PROVISIONS...................................   14

ARTICLE 2 THE MERGER                                                        15

      2.1    THE MERGER..................................................   15
      2.2    EFFECTIVE TIME..............................................   15
      2.3    EFFECT OF THE MERGER........................................   15
      2.4    CERTIFICATE OF INCORPORATION; BYLAWS........................   15
      2.5    DIRECTORS AND OFFICERS......................................   16
      2.6    CLOSING ADJUSTMENT..........................................   16
      2.7    CONVERSION OF SECURITIES....................................   16
      2.8    SURRENDER OF CERTIFICATES...................................   17
      2.9    NO FURTHER OWNERSHIP RIGHTS IN SHARES OF COMPANY STOCK......   18
      2.10   LOST, STOLEN OR DESTROYED CERTIFICATES......................   19
      2.11   ESCROW FUND.................................................   19
      2.12   FUNDED DEBT OF THE COMPANY..................................   19
      2.13   EQUITY ADJUSTMENT...........................................   19
      2.14   TAX CONSEQUENCES............................................   21
      2.15   TAKING OF NECESSARY ACTION; FURTHER ACTION..................   21

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY                     22

      3.1    ORGANIZATION OF THE COMPANY.................................   22
      3.2    CAPITALIZATION OF THE COMPANY...............................   22
      3.3    STOCKHOLDERS' AGREEMENTS, ETC...............................   23
      3.4    AUTHORIZATION...............................................   23
      3.5    OFFICERS AND DIRECTORS......................................   23
      3.6    BANK ACCOUNTS...............................................   23
      3.7    SUBSIDIARIES, ETC...........................................   23
      3.8    REAL PROPERTY...............................................   24
      3.9    PERSONAL PROPERTY...........................................   26
      3.10   ENVIRONMENTAL MATTERS.......................................   27
      3.11   CONTRACTS...................................................   28
      3.12   NO CONFLICT OR VIOLATION; CONSENTS..........................   30
      3.13   PERMITS.....................................................   31
      3.14   FINANCIAL STATEMENTS; BOOKS AND RECORDS.....................   31
      3.15   ABSENCE OF CERTAIN CHANGES OR EVENTS........................   32
      3.16   LIABILITIES.................................................   34
      3.17   LITIGATION..................................................   34
      3.18   LABOR MATTERS...............................................   34
      3.19   EMPLOYEE BENEFIT PLANS......................................   35
      3.20   TRANSACTIONS WITH RELATED PARTIES...........................   39
      3.21   COMPLIANCE WITH LAW.........................................   40
      3.22   INTELLECTUAL PROPERTY.......................................   40
      3.23   TAX MATTERS.................................................   41
      3.24   INSURANCE...................................................   45
      3.25   ACCOUNTS RECEIVABLE.........................................   45
      3.26   INVENTORY...................................................   46
      3.27   PURCHASE COMMITMENTS AND OUTSTANDING BIDS...................   46
      3.28   SUPPLIERS...................................................   46
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                               TABLE OF CONTENTS
                                  (Continued)
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      3.29   YEAR 2000 PROBLEM...........................................   46
      3.30   BROKERS; TRANSACTION COSTS..................................   46
      3.31   NO OTHER AGREEMENTS TO SELL THE COMPANY OR THE ASSETS.......   46
      3.32   FOREIGN CORRUPT PRACTICES ACT...............................   47
      3.33   FINANCIAL PROJECTIONS; OPERATING PLAN.......................   47
      3.34   APPROVALS...................................................   47
      3.35   TAKEOVER STATUTES...........................................   47
      3.36   MATERIAL MISSTATEMENTS OR OMISSIONS.........................   47

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB                  47

      4.1    ORGANIZATION................................................   48
      4.2    CAPITALIZATION..............................................   48
      4.3    AUTHORIZATION...............................................   49
      4.4    NO CONFLICT OR VIOLATION; CONSENTS..........................   49
      4.5    REPORTS AND FINANCIAL STATEMENTS............................   49
      4.6    ABSENCE OF CERTAIN CHANGES OR EVENTS........................   50
      4.7    MATERIAL MISSTATEMENTS OR OMISSIONS.........................   50

ARTICLE 5 ACTIONS BY THE COMPANY, PARENT  AND SUB PRIOR TO THE CLOSING...   50

      5.1    CONDUCT OF BUSINESS.........................................   50
      5.2    ACCESS BY PARENT............................................   52
      5.3    NOTIFICATION OF CERTAIN MATTERS.............................   52
      5.4    NO MERGERS, CONSOLIDATIONS, SALE OF STOCK, ETC..............   53
      5.5    COMPANY STOCKHOLDER APPROVAL................................   53
      5.6    COMPLIANCE WITH SECURITIES LAWS; NEW YORK STOCK EXCHANGE
             LISTING.....................................................   53
      5.7    COMPANY'S AUDITORS..........................................   53
      5.8    CLOSING DATE................................................   54
      5.9    TAKEOVER STATUTES...........................................   54
      5.10   COMPANY AUDITED FINANCIALS..................................   54
      5.11   FURTHER ASSURANCES..........................................   54
      5.12   EXCHANGEABLE STOCK..........................................   55
      5.13   CANADIAN TAX DOCUMENTATION..................................   55

ARTICLE 6 POST-CLOSING COVENANTS                                            55

      6.1    REGISTRATION RIGHTS.........................................   55
      6.2    PREPARATION OF TAX RETURNS..................................   59

ARTICLE 7 CONDITIONS TO THE COMPANY'S OBLIGATIONS                           59

      7.1    REPRESENTATIONS, WARRANTIES AND COVENANTS...................   59
      7.2    CONSENTS....................................................   59
      7.3    NO COURT ORDERS.............................................   59
      7.4    CLOSING DOCUMENTS...........................................   59
      7.5    MATERIAL ADVERSE CHANGE.....................................   59

ARTICLE 8 CONDITIONS TO PARENT'S AND SUB'S OBLIGATIONS                      59

      8.1    REPRESENTATIONS, WARRANTIES AND COVENANTS...................   60
      8.2    CONSENTS....................................................   60
      8.3    NO ACTIONS OR COURT ORDERS..................................   60
      8.4    CLOSING DOCUMENTS...........................................   60
      8.5    EXEMPTION UNDER FEDERAL AND STATE SECURITIES LAWS...........   60
      8.6    STOCKHOLDER CONSENT.........................................   60
      8.7    TAX MATTERS.................................................   60
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                                       ii
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                                  (Continued)
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      8.8    HAMILTON ROBINSON AGREEMENT.................................   61
      8.9    STOCKHOLDER LOCK-UP AGREEMENTS; CLOSING DOCUMENTS...........   61
      8.10   MATERIAL ADVERSE CHANGE.....................................   61
      8.11   EXCHANGE RATIO..............................................   61
      8.12   EXCHANGEABLE STOCK..........................................   61
      8.13   FUNDED DEBT OF THE COMPANY..................................   61
      8.14   APPRAISAL RIGHTS............................................   61
      8.15   APS GROWTH LIMITED PARTNERSHIP AGREEMENT....................   61
      8.16   OTHER AGREEMENTS............................................   61
      8.17   SATISFACTORY CANADIAN TAX DOCUMENTATION.....................   62

ARTICLE 9 CLOSING                                                           62

      9.1    DELIVERIES BY THE COMPANY AND THE STOCKHOLDERS TO PARENT....   62
      9.2    DELIVERIES BY PARENT TO THE STOCKHOLDERS....................   62

ARTICLE 10 INDEMNIFICATION                                                  62

      10.1   SURVIVAL OF REPRESENTATIONS, ETC............................   62
      10.2   INDEMNIFICATION.............................................   63
      10.3   NO RIGHT OF CONTRIBUTION....................................   65
      10.4   ESCROW OF MERGER SHARES.....................................   65
      10.5   LIMITATIONS ON INDEMNITY....................................   68
      10.6   STOCKHOLDER AGENT; POWER OF ATTORNEY........................   68

ARTICLE 11 MISCELLANEOUS                                                    69

      11.1   TERMINATION.................................................   69
      11.2   ASSIGNMENT..................................................   70
      11.3   NOTICES.....................................................   70
      11.4   CHOICE OF LAW...............................................   71
      11.5   REPRESENTATION BY COUNSEL...................................   71
      11.6   ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS....................   72
      11.7   COUNTERPARTS................................................   72
      11.8   INVALIDITY..................................................   72
      11.9   EXPENSES....................................................   72
     11.10   PUBLICITY...................................................   72
     11.11   NO THIRD PARTY BENEFICIARIES................................   72
     11.12   DISPUTE RESOLUTION..........................................   72
     11.13   WAIVER OF JURY TRIAL........................................   73
     11.14   SERVICE OF PROCESS..........................................   74
     11.15   ATTORNEY FEES...............................................   74
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                                      iii

                                 TABLE OF EXHIBITS

Exhibit A    Distributees
Exhibit B    Form of Escrow Agreement
Exhibit C    Form of Stockholder Consent
Exhibit D    Stockholders and Distributees to Sign Lock-up Agreements
Exhibit E    Form of Stockholder Lock-up Agreement

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     This AGREEMENT AND PLAN OF MERGER is dated as of May 3, 2000 (the "Agreement"), by and among Hanover Compressor Company, a Delaware corporation ("Parent"), APSI Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Sub"), and Applied Process Solutions, Inc., a Delaware corporation (the "Company").

                                   RECITALS:
                                   ---------

     A. The Boards of Directors of Parent, Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders for Parent, Sub and the Company to enter into a business combination upon the terms and subject to the conditions set forth herein.

     B. In furtherance of such combination, the Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

     C. Parent, Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

     D. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Stock") shall be converted solely into Parent Stock (as defined herein), upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT:
                                   ----------

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub, the Company and the Stockholders hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

          "Action" means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, government audit, inquiry, criminal prosecution, investigation, unfair labor practice charge, complaint or dispute.

          "Affiliate" of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Ancillary Agreements" means the Escrow Agreement, the Lock-up Agreements and all other agreements required hereunder to consummate the Merger.

          "Assets" means the right, title and interest of the Company and its Subsidiaries in their properties, assets and rights of any kind, whether tangible or intangible, real or personal, including, without limitation, the right, title and interest in the following:

        (a)  all Contracts and Contract Rights;
        (b)  all Fixtures and Equipment;
        (c)  all Inventory;
        (d)  all Books and Records;
        (e)  all Proprietary Rights;
        (f)  all Permits;
        (g) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;
        (h)  all cash, accounts receivable, deposits and prepaid expenses;
        (i)  all goodwill; and
        (j) all shares of capital stock or other securities or ownership interests in any Person.

          "Average Share Price" means the average of the closing prices of Parent Stock on the New York Stock Exchange as reported in the Wall Street Journal for the twenty (20) Trading Days ending on the Trading Day immediately prior to the Closing Date.

          "Balance Sheet" means the consolidated balance sheet of the Company as of the Balance Sheet Date.

          "Balance Sheet Date" means December 31, 1999.

          "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan,
(b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such any entity).

          "Books and Records" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business, (b) all books, records, lists, correspondence, ledgers, financial and other data, files, reports, surveys, product and design manuals, plans, drawings, formulae, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by the Company or its Subsidiaries or Affiliates.

          "Business" means the business and operations of the Company and its Subsidiaries, consisting of its design, manufacture and installation of oil and gas production and processing systems worldwide.

          "Canadian Subsidiaries" has the meaning set forth in Section 3.23(q).

          "Closing" has the meaning set forth in Section 2.1(b).

          "Closing Date" means the date of the Closing.

          "Code" has the meaning set forth in the Recitals hereto.

          "Company Confidentiality Agreement" means that certain Confidentiality Agreement dated as of October 25, 1999 between Parent and the Company relating to the delivery by the Company of confidential information to Parent and its Representatives.

          "Company Material Adverse Effect" or "Company Material Adverse Change" means a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, the Business or the Assets.

          "Company Options" means options to purchase shares of Company Stock issued by the Company pursuant to the Company Stock Option Plan or otherwise to Company employees.

          "Company Stock" has the meaning set forth in the Recitals hereto.

          "Company Stock Option Plan" means the Company Amended 1998 Stock Option Plan.

          "Consents" means any and all Permits and any and all consents, approvals or waivers from third parties that are required for the consummation of the transactions contemplated by this Agreement.

          "Contract Rights" means all rights and obligations under the Contracts.

          "Contracts" means all agreements, contracts, leases (whether for real or personal property), purchase orders, open tenders, warranties or guarantees (express or implied) undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, entitlements, instruments, obligations and commitments to which the Company or its Subsidiaries are parties or by which the Company or its Subsidiaries or any of their respective Assets are bound or affected, whether written or oral.

          "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

          "Default" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

          "Depositary Agent" means ChaseMellon Shareholder Services, as depositary agent under the Escrow Agreement, or any alternative or successor agent which (a) shall be designated by Parent and the Company if designated prior to Closing and (b) shall be designated in accordance with the terms of the Escrow Agreement if designated after Closing.

          "Distributees" means those partners in APS Growth, L.P. or Maloney Holding, L.P. listed on Exhibit A hereto.

          "Effective Time" has the meaning set forth in Section 2.2.

          "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans, Welfare Plans and Foreign Plans.

          "Employees" means all officers and directors of the Company and its Subsidiaries and all other Persons employed by the Company or its Subsidiaries on a full or part-time basis

(including those employees on long-term disability leave or other absence) together with all persons retained as "independent contractors" as of the relevant date.

          "Encumbrance" means any claim, lien, pledge, option, lease, license, occupancy agreement, charge, easement, tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, title defect, work order, conditional sales agreement, encumbrance or other right of third parties or other restriction on use, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Claims" means all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), or lost use of property, arising directly or indirectly out of Environmental Conditions or Environmental Laws.
By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or any of its Subsidiaries and any other person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions,
(viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

          "Environmental Conditions" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances by the Company or any of its Subsidiaries or any of their respective predecessors or successors in interest, or by its respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of the Company or any of its Subsidiaries. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on the Facilities.

          "Environmental Laws" means all applicable foreign, U.S. federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, Environmental Protection and Enforcement Act (Alberta), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any Governmental Authority.

          "Environmental Reports" means any and all written analyses, summaries or explanations, in the possession or control of the Company and its Subsidiaries, prepared for the purpose of analyzing or assessing (a) any Environmental Conditions in, on or about the Facilities or (b) compliance by the Company or any of its Subsidiaries with Environmental Laws.

          "Equity Amount Deficit" has the meaning set forth in Section 2.13(a).

          "Equity Amount Excess" has the meaning set forth in Section 2.13(a).

          "Equity Shares" has the meaning set forth in Section 2.8(b).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c),
(m) or (o) of the Code.

          "Escrow Agreement" means the Escrow Agreement to be entered into among Parent, the Company, the Depositary Agent, the Stockholder Agent, and the other parties named therein, substantially in the form of Exhibit B hereto.

          "Escrow Fund" has the meaning set forth in Section 2.11.

          "Estimated Closing Balance Sheet" has the meaning set forth in Section 2.6.

          "Estimated Closing Date Stockholders' Equity" has the meaning set forth in Section 2.6.

          "Estimated Equity Amount Deficit" has the meaning set forth in
Section 2.6.

          "Estimated Equity Amount Excess" has the meaning set forth in
Section 2.6.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Ratio" means the result of dividing (i) the Number of Parent Shares by (ii) the Number of the Company Shares.

          "Exchangeable Stock" has the meaning set forth in Section 3.2(c).

          "Facilities" means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or operated by the Company and its Subsidiaries.

          "Financial Statements" means (a) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1999 and 1998 and the related statements of income, changes in stockholders' equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 1999 and 1998, together with the report of Arthur Andersen LLP thereon and (b) the consolidated balance sheets of Maloney as of December 31, 1997 and the related consolidated statements of operations and changes in equity and cash flows of Maloney for the year ended December 31, 1997, together with the report of Arthur Andersen LLP thereon.

          "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, computer hardware, equipment, parts, tools, discs and other tangible personal property owned by the Company and its Subsidiaries, wherever located.

          "Foreign Plan" means each employee pension and welfare plan which is maintained by or to which the Company or any of its Subsidiaries is obligated to contribute or otherwise has any liability which is exempt from ERISA pursuant to
Section 4(b)(4) thereof.

          "Former Properties" means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or operated by the Company or its Subsidiaries or any of their respective predecessors prior to the date hereof, but excluding the Facilities.

          "Funded Debt of the Company" means, without duplication, (a) all obligations of the Company and its Subsidiaries for borrowed money including, without limitation, all obligations for accrued and unpaid interest thereon and any pre-payment premiums or penalties (and associated expenses) with respect thereto, (b) any reimbursement obligations of the Company and its Subsidiaries in respect of any letters of credit, (c) any capitalized lease obligations of the Company and its Subsidiaries (as determined in accordance with GAAP), (d) all obligations of the Company and its Subsidiaries for the payment of brokerage, investment banking, legal, accounting and similar fees and expenses arising in connection with the transactions contemplated by this Agreement, whether or not set forth on Schedule 3.30, and (e) all guarantees issued by the Company and its Subsidiaries in respect of any obligations of any other Person (other than the Company and its Subsidiaries) of the type described in clauses (a) through (d), above, all of which shall constitute obligations of the Company at Closing.

          "Funded Debt Notice" has the meaning set forth in Section 2.12.

          "GAAP" means generally accepted accounting principles of the United States applied on a consistent basis.

          "Governmental Authority" means any nation or government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States or Canada, any State of the United States or Province of Canada, or any political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or Canada or any political subdivision thereof and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          "Hamilton Robinson Agreement" has the meaning set forth in
Section 5.1(h).

          "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos or asbestos-containing materials, sludge, slag, acids, metals, solvents and waste waters.

          "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnity Shares" has the meaning set forth in Section 2.11.

          "Inventory" means all merchandise owned and intended for resale.

          "Laws" means all laws, statutes, by-laws, ordinances, rules, regulations, orders, Judgments or decrees of any Governmental Authority.

          "Leases" has the meaning set forth in Section 3.8(c).

          "Liability" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

          "Lock-up Agreements" has the meaning set forth in Section 8.9.

          "Maloney" means Maloney Industries, Inc., an Alberta, Canada corporation and a direct, majority-owned Subsidiary of the Company.

          "Material Adverse Effect" or "Material Adverse Change" or a similar phrase means, with respect to any Person, any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the right or ability of such Person to consummate any of the transactions contemplated hereby.

          "Merger Shares" has the meaning set forth in Section 2.7(a).

          "Multiemployer Plan" means any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Number of the Company Shares" means the number of shares of Company Stock issued and outstanding at the Effective Time.

          "Number of Parent Shares" means 1,300,000 shares of Parent Stock multiplied by a fraction, the numerator of which is $42.3077 and the denominator of which is the Average Share Price; provided that if application of the foregoing formula would result in the issuance of fewer than 1,150,000 shares of Parent Stock at Closing, the Number of Parent Shares shall be 1,150,000. Notwithstanding the foregoing, the Number of Parent Shares shall be subject to adjustment pursuant to Section 2.13.

          "Parent Stock" means the common stock, par value $.001 per share, of Parent.

          "Parent Stock Option Plans" means the Parent's 1992 Stock Compensation Plan, Incentive Option Plan, 1993 Management Stock Option Plan, 1995 Management Stock Option Plan, 1995 Employee Stock Option Plan, Senior Executive Stock Option Plan, 1996 Employee Stock Option Plan, 1997 Employee Stock Option and Purchase Plan, the 1997 Stock Purchase Plan, 1997 Stock Option Plan, December 9, 1998 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Option Plan and option agreements entered into with certain management employees of Parent.

          "Pension Plan" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary or desirable for the past, present or anticipated conduct or operation of the Business or ownership of the Assets of such Person.

          "Permitted Encumbrances" means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve, shall have been made therefor in such Person's financial statements, (b) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) easements, rights-of-way, restrictions and other similar non-monetary charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of the Company and its Subsidiaries and do not materially detract from the value of the property upon which such encumbrance exists, and (d) liens securing taxes, assessments and governmental charges not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings by the Company or its Subsidiaries, as applicable.

          "Permitted Transferee" means (i) any Affiliate or immediate family member of a holder, or any trust or entity for the benefit of any such Persons, to whom Registrable Shares are transferred for no consideration, (ii) any Distributee or (iii) any arms-length bona fide donee or pledgee of Registrable Shares of any of the foregoing Persons.

          "Person" means any person or entity, whether an individual, whether in their capacity as a trustee, executor, administrator or other legal representative, sole proprietorship, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, syndicate, business association, firm, joint venture, governmental agency or authority or any similar entity.

          "Proprietary Rights" means all intellectual property rights of every nature and kind, including without limitation, (a) U.S., Canadian and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S., Canadian and foreign trademarks, service marks, trade dress, logos, commercial symbols, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S., Canadian and foreign copyrights and registrations and applications for registration thereof, (d) U.S., Canadian and foreign mask work rights and registrations and applications for registration thereof, (e) Trade Secrets, (f) URL registrations, (g) other proprietary rights, including industrial designs, (h) copies and tangible embodiments thereof (in whatever form or medium), (i) licenses granting any rights with respect to any of the foregoing and (j) any renewal applications, divisions, extensions and reissues, where applicable with respect to any of the foregoing.

          "Recaptured Shares" has the meaning set forth in Section 2.13.

          "Registrable Shares" means (i) any shares of Parent Stock issued to any Stockholder in accordance with the provisions of this Agreement and (ii) any other shares of capital stock or other securities of Parent into which such shares of Parent Stock shall be reclassified, converted, exchanged or changed. If the Parent Stock has been so reclassified or changed, or if Parent pays a dividend or makes a distribution on the Parent Stock in shares of capital stock or splits or subdivides (or combines) its outstanding shares of Parent Stock into a greater (or smaller) number of shares of Parent Stock, a share of Parent Stock shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a share of Parent Stock outstanding immediately prior to such change, conversion, reclassification, exchange, dividend, distribution, subdivision, split or combination would be entitled. As to any particular Registrable Shares, once issued such shares shall cease to be Registrable Shares when (i) the Shelf Registration Statement with respect to such shares shall have become effective under the Securities Act and such shares shall have been disposed of in accordance with the Shelf Registration Statement,
(ii) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) they shall have been otherwise transferred and new certificates for them not bearing any legend restricting further transfer shall have been delivered by the Company, (iv) they shall have ceased to be outstanding, or (v) prior to January 3, 2001, when sold, or otherwise transferred to, any Person who is not a Permitted Transferee.

          "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation energy, motor vehicle safety, public utility, zoning, building and health codes, Environmental Laws, Canadian or provincial human rights code, and occupational safety and health and laws respecting employment practices, employee documentation, human rights code, terms and conditions of employment and wages and hours.

          "Related Party" means (i) any of the Company's officers, directors and stockholders, and any officers, directors, partners, associates or relatives of such officers, directors and stockholders, (ii) any Person in which the Company or any Stockholder or any Affiliate, associate or relative of any such Person has any direct or indirect interest, and (iii) any direct or indirect trustee or beneficiary of any Stockholder.

          "Representative" of any Person means any officer, director, principal, attorney, accountant, agent, employee or other representative of such Person.

          "Returned Shares" has the meaning set forth in Section 2.13.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Shelf Registration Statement" has the meaning set forth in
Section 6.1.

          "Stockholder" means each stockholder of the Company and "Stockholders" means all stockholders of the Company, in each case as determined immediately prior to the Effective Time.

          "Stockholder Agent" has the meaning set forth in Section 10.6.

          "Stockholder Consent" has the meaning set forth in Section 5.5.

          "Subsidiary" means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly, by such Person, (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

          "Survival Period" has the meaning set forth in Section 10.1.

          "Takeover Statute" means a "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, Canada, the United Kingdom or the European Union.

          "Tax Act" has the meaning set forth in Section 3.23(q).

          "Tax Returns" means any report, return (including information return), election, document, estimated tax filing, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes including any schedule or attachment thereto, and amendments thereto and any document with respect to or accompanying requests for the extension of time in which to file any such item.

          "Taxes" means any and all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, provincial, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, withholding, premium, stamp, license, payroll, employment, social security, unemployment, health insurance, employment insurance, workers compensation, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, goods and services, harmonized sales, customs, import, export, registration, excise, production, frankings, fringe benefits, occupancy, real property, personal property, business and occupation, education, mercantile, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever imposed by any taxing authority or jurisdiction (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts of any other Person as a result either of being (or having been) a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and shall include any liability for such amounts relating to any other Person if such liability is imposed by reason of law (including transferee or successor liability). Any such amount shall also include any interest whether paid or received, fines, penalties, surtaxes, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges.

          "to the knowledge" or "knowledge" of a party (or similar phrases) means to the extent of matters which are actually known by such party and when used in respect of the Company, the term "to the knowledge" or "knowledge" shall mean the matters actually known by each of the directors and officers of the Company and with respect to the Parent, shall mean the matters actually known by each of Michael McGhan, Curtis Bedrich and William Goldberg.

          "Trade Secrets" means all trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, circuit, topographies, designs, plans, proposals, technical data, copyrightable works, concepts, methods, procedures, financial, marketing and business data, pricing and cost information, business and marketing plans marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

          "Trading Day" means any day on which the New York Stock Exchange is open and available for at least five (5) hours for the trading of securities.

          "Transaction Costs" means all costs and expenses incurred by the Company in connection with the preparation and execution of this Agreement and the Ancillary Agreements and in anticipation of the Merger and the transactions contemplated hereby for reasonable legal, accounting and transaction costs.

          "Transmittal Letter" has the meaning set forth in Section 2.8.

          "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Wells Hall Mortgage" shall mean that certain Promissory Note signed by Maloney Industries Inc. in the amount of Canadian $1,980,000 which is secured by a mortgage of the real property held by Maloney Industries Inc.'s wholly-owned subsidiary, Wells-Hall Manufacturing Ltd.

          "Working Capital Credit Lines" shall mean the operating loan facilities provided by the Toronto Dominion Bank, Calgary, Alberta and the overdraft facility provided by Barclays Bank PLC, Birmingham, England.

        1.2  Interpretation Provisions

          (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms "include" and "including" are not limiting and mean "including without limitation."

         (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

         (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

         (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

         (e) The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

         (f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                   ARTICLE 2

                                  THE MERGER

        2.1  The Merger.

         (a) Effective Time. At the Effective Time (as defined in Section 2.2 hereof), and upon the terms and subject to the conditions of this Agreement and the DGCL, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         (b) Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, and subject to the satisfaction (or the extent permitted, the waiver) of the conditions set forth in Articles 7 and 8, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, NY 10022, as promptly as practicable (and in any event within five (5) business days) after satisfaction (or the extent permitted, the waiver) of the conditions set forth in Articles 7 and 8 or (ii) at such other time, date or place as Parent and the Company may mutually agree.

        2.2 Effective Time. As promptly as practicable after the satisfaction (or the extent permitted, the waiver) of the conditions set forth in Articles 7 and 8, and provided that this Agreement has not been terminated pursuant to
Section 11.1, the parties hereto shall cause the Merger to be consummated by executing and filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), with the Secretary of State of Delaware as provided in
Section 251 of the DGCL. The Merger shall be effective at the time indicated in such Certificate of Merger (the "Effective Time").

        2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

        2.4  Certificate of Incorporation; Bylaws.

         (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that Surviving Corporation shall be named and operate as "Hanover Applied Process Solutions, Inc."), until duly amended in accordance with applicable law.

         (b) Bylaws. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        2.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable law. Upon request of Parent, the Company shall cause each or any director and officer of the Company to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

        2.6 Closing Adjustment. The Company shall prepare and deliver to Parent on the day that is on or about five (5) business days prior to the Effective Time an estimated closing balance sheet for the Company (the "Estimated Closing Balance Sheet"), together with the Company's preliminary calculation of the estimated total stockholders equity of the Company determined from the Estimated Closing Balance Sheet (the "Estimated Closing Date Stockholders' Equity") and the Estimated Equity Amount Deficit or the Estimated Equity Amount Excess, as the case may be. Parent and its representatives shall have the right to review all work papers and procedures of the Company and its outside accountants used to prepare the Estimated Closing Balance Sheet and the Estimated Equity Amount Deficit or the Estimated Equity Amount Excess, as the case may be, and shall have the right to ask questions of the Company or its representatives or perform any other reasonable procedures necessary to verify the accuracy thereof. "Estimated Equity Amount Deficit" means the amount, if any, by which the Estimated Closing Date Stockholders' Equity is less than $30,529,000. "Estimated Equity Amount Excess" means the amount, if any, by which the Estimated Closing Date Stockholders' Equity is more than $30,529,000.

        2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub, the Company or any Stockholder:

         (a) Company Stock. Subject to Section 2.7(f), each share of Company Stock issued and outstanding immediately prior to the Effective Time will by virtue of the Merger be converted into such number of validly issued, fully paid and nonassessable shares of Parent Stock as equals the Exchange Ratio. The shares of Parent Stock issued in connection with the Merger as a result of the conversions provided for in this Section 2.7(a) are sometimes referred to herein as the "Merger Shares."

         (b) Options. Each Company Option, whether vested or unvested, to purchase shares of Company Stock which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Stock and shall automatically become the right to purchase the number of shares of Parent Stock into which the shares of Company Stock subject to such Company Option would have been converted into at the Effective Time by operation of Section 2.7(a) (rounded down to the nearest full number of shares of Parent Stock) for an exercise price equal to the result of dividing the per share exercise price of such Company Option by the Exchange Ratio (rounded down to the nearest full cent). Notwithstanding the foregoing, the number of and the per share exercise price of each Company

Option which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, as necessary in order for such Company Option to be an "incentive stock option." Except for the adjustments provided for in this Section 2.7(b), the Company Options shall continue to be governed by, and be subject to, the terms of the Company Stock Option Plan and agreements pursuant to which such Company Options were granted.

         (c) Number of Shares of Parent Stock Issuable. The number of shares of Parent Stock to be issued in the Merger in exchange for the acquisition by Parent of all outstanding shares of Company Stock, all other capital stock of any class or series, and all outstanding options, warrants, or other securities to acquire capital stock of the Company (other than the Company Options) shall not exceed the Number of Parent Shares.

         (d) Sub Stock. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one (1) validly issued, fully paid and nonassessable common share, par value $.01 per share, of the Surviving Corporation, so that thereafter Parent will be the sole and exclusive owner of the capital stock of the Surviving Corporation.

         (e) Cancellation. Each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

         (f) Fractional Shares. No certificates or scrip representing fractional shares of Parent Stock shall be issued in connection with the Merger, but in lieu thereof each Stockholder who would otherwise be entitled to receive a fraction of a Merger Share shall receive from Parent an amount of cash equal to the product of (i) the fraction of a share of a Merger Share to which such holder would otherwise be entitled multiplied by (ii) the Average Share Price. The fractional share determination shall be made individually for each Stockholder after giving effect to the delivery of the Escrow Fund (as defined below) to the Depositary Agent, it being recognized that, as provided in Section 2.11, only whole shares may be delivered to the Depositary Agent.

         (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to Parent Stock or Company Stock after the date hereof and prior the Effective Time.

        2.8  Surrender of Certificates.

         (a) Distribution of Transmittal Letter. As soon as practicable after the Effective Time, Parent shall make available to each holder of Company Stock a letter of transmittal in customary form (the "Transmittal Letter") and instructions for such holder's use in effecting the surrender of the certificate or certificates evidencing Company Stock (the "Certificates") and the exercise of the rights of such holder to obtain its Merger Shares.

         (b) Delivery of Certificates. At the Effective Time, Parent shall make available, and each holder of Company Stock shall be entitled to receive, upon surrender to Parent or its designated representative of any Certificates for cancellation, together with a duly-executed and completed Transmittal Letter, such number of shares of Parent Stock as equals such holder's pro rata portion of the aggregate Merger Shares into which such Company Stock shall have been converted in the Merger minus (i) in the event that there is an Estimated Equity Amount Deficit, a number of Merger Shares (which shall be rounded to the nearest full number of shares) determined by dividing the Estimated Equity Amount Deficit by the Average Share Price (the "Equity Shares") and (ii) the Indemnity Shares (as defined in Section 2.11); the Equity Shares, if any, and the Indemnity Shares shall be delivered to the Depositary Agent pursuant to Section 2.11.

         (c) Cancellation of Company Stock. Upon surrender of each Certificate and delivery by Parent of the Merger Shares to be delivered in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate number of Merger Shares into which the Company Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement (including, without limitation, the requirement that a portion of such Merger Shares be deposited with the Depositary Agent).

         (d) Distributions With Respect to Unexchanged Shares of Company Stock. No dividends or other distributions with respect to Parent Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, promptly following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time, if any, theretofore payable with respect to such whole shares of Parent Stock.

         2.9 No Further Ownership Rights in Shares of Company Stock. The shares of Parent Stock delivered upon the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers of Company Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

        2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Stock as may be required pursuant to Section 2.8; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.11 Escrow Fund. Notwithstanding the other provisions of this Article 2, Parent shall deliver to the Depositary Agent that number of shares of Parent Stock as equals (a) the Number of Parent Shares multiplied by (b) 0.20, and rounded to a whole number of shares on a holder-by-holder basis (the "Indemnity Shares"). The Indemnity Shares and the Equity Shares, if any, shall be withheld from the Parent Stock otherwise deliverable to the Stockholders and shall constitute the "Escrow Fund". The Escrow Fund shall be deposited with the Depositary Agent and disbursed in accordance with Section 10.4.

        2.12 Funded Debt of the Company. On or before the date that is three (3) business days prior to the date scheduled for the Closing, the Company will provide the Parent with a written certificate executed by its Chief Executive Officer and President (the "Funded Debt Notice"), which certificate shall set forth (i) the identity of each lender or obligee, (ii) the amount outstanding under each item of Funded Debt, the applicable interest rate and repayment terms, (iii) the payments necessary to be made in order for each item of Funded Debt of the Company to be repaid in full and retired as of the Effective Time of the Merger, and (iv) wire transfer instructions and such other information necessary to effect such payments. Upon request, the Company will provide reasonable documentary support for its calculations and obtain pay-off letters from the lenders and vendors involved.

        2.13  Equity Adjustment.

         (a) Calculation of Closing Date Stockholders Equity. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Parent shall cause to be prepared and delivered to the Stockholder Agent (i) a balance sheet of the Company as of the Closing Date which shall be audited by Arthur Andersen LLP ("AA"), together with the related audit report of such firm (the "Closing Balance Sheet"), (ii) a calculation of the total stockholders equity of the Company determined from the Closing Balance Sheet (the "Closing Date Stockholders Equity") and (iii) a calculation of the Equity Amount Deficit or the Equity Amount Excess, as the case may be). The Closing Balance Sheet shall (i) be prepared in accordance with GAAP (as applied in the Company's audited financial statements for the year ended December 31, 1999), (ii) fairly present the financial position of the Company as of the Closing and (iii) reflect all liabilities of the Company which remain unpaid as of the Closing and are required to be included on the balance sheet under GAAP. For the purpose hereof, the "Equity Amount Deficit" shall mean the amount, if any, by which the Closing Date Stockholders Equity is less than $30,529,000, and the "Equity Amount Excess" shall mean the amount, if any, by which the Closing Date Stockholders Equity is more than $30,529,000.

         (b) Resolution of Disputes as to the Equity Amount. Upon delivery of the Closing Balance Sheet, Parent will provide the Stockholder Agent and its accountants and other representatives full access to the Company's records, and will use all commercially reasonable efforts to provide the Stockholder Agent and its accountants and other representatives access to AA and the work papers of AA, to the extent reasonably related to the Stockholder Agent's evaluation of the Closing Balance Sheet and the calculation of the Equity Amount Deficit or the Equity Amount Excess, as the case may be. If the Stockholder Agent shall disagree with the calculation of the Equity Amount Deficit or the Equity Amount Excess, as the case may be or any element of the Closing Balance Sheet relevant thereto, the Stockholder Agent shall notify Parent of such disagreement in writing, setting forth in detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet. In the event that the Stockholder Agent does not provide such a notice of disagreement within such thirty (30) day period, the Stockholder Agent shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Equity Amount Deficit or the Equity Amount Excess, as the case may be, delivered by Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Parent and the Stockholder Agent shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Equity Amount Deficit or the Equity Amount Excess, as the case may be. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing mutually selected by Parent and the Stockholder Agent (the "Auditor") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 2.13(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Equity Amount Deficit or the Equity Amount Excess, as the case may be requires adjustment. The Auditor shall promptly deliver to Parent and the Stockholder Agent its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement and shall be (i) consistent with either the position of the Stockholder Agent or Parent or (ii) between the positions of the Stockholder Agent and Parent. The fees and expenses of the Auditor shall be paid one-half by Parent and one-half by the Stockholders. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Equity Amount Deficit or the Equity Amount Excess, as the case may be is finally determined in accordance with this Section 2.13(b) is hereinafter referred as to the "Determination Date."

         (c) Upon final determination of the Equity Amount Deficit or the Equity Amount Excess, as the case may be in accordance with Section 2.13(b) hereof:

               (i) In the event that there is an Equity Amount Deficit,

                   (A) If the Equity Amount Deficit is greater than or equal to the Estimated Equity Amount Deficit, each of Parent and the Stockholder Agent shall, within five (5) business days of the Determination Date, execute joint written instructions to the Depositary Agent instructing the Depositary Agent to disburse to Parent from the Escrow Fund that number of shares of Parent Stock comprising the Equity Shares plus that number of shares of Parent

Stock (rounded to the nearest full number of shares) determined by dividing (A) the Equity Amount Deficit less the Estimated Equity Amount Deficit by (B) the Average Share Price (together, the "Recaptured Shares"). The number of Recaptured Shares shall not exceed the number of shares of Parent Stock originally comprising the Escrow Fund.

                (B) If the Equity Amount Deficit is less than the Estimated Equity Amount Deficit, each of Parent and the Stockholder Agent shall, within five (5) business days of the Determination Date, execute joint written instructions to the Depositary Agent instructing the Depositary Agent to disburse from the Escrow Fund (I) to each Stockholder that number of shares of Parent Stock as equals such holder's pro rata portion of that number of shares of Parent Stock (rounded to the nearest full number of shares) determined by dividing (w) the Estimated Equity Amount Deficit, less the Equity Amount Deficit by (x) the Average Share Price (the "Returned Shares"), and (II) to Parent that number of shares of Parent Stock (rounded to the nearest full number of shares) determined by dividing (y) the Equity Amount Deficit by (z) the Average Share Price. The number of Returned Shares shall not exceed the number of shares of Parent Stock originally comprising the Equity Shares.

            (ii) In the event that there is an Equity Amount Excess, within five
(5) business days of the Determination Date (A) Parent and the Stockholder Agent shall execute joint written instructions to the Depository Agent to disburse to each Stockholder from the Escrow Fund that number of shares of Parent Stock as equals such holder's pro rata portion of that number of shares of Parent Stock (rounded to the nearest full number of shares) comprising the Equity Shares and
(B) Parent shall issue to each Stockholder that number of shares of Parent Stock as equals such holder's pro rata portion of that number of shares of Parent Stock (rounded to the nearest full number of shares) determined by dividing (x) the Equity Amount Excess by (y) the Average Share Price.

        2.14 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

        2.15 Taking of Necessary Action; Further Action. Each of Parent, Sub, the Company and each Stockholder will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all the property, rights, privileges, power and franchises of the Company, the officers and directors of Sub, Parent and the Company immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement of Parent to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Parent, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to Parent in accordance with Section 3.37 hereof. The Schedules are numbered to correspond to the various sections of this Article 3 setting forth certain exceptions to the representations and warranties contained in this Article 3 and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) or the Schedules otherwise expressly and completely disclose the specific exception.

     3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets owned or leased by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of its properties and where the failure to be so qualified could reasonably be expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth in Schedule 3.1.

     3.2  Capitalization of the Company.

             (a) Authorized Capitalization. As of the date of this Agreement, the authorized capitalization of the Company consists of 25,000 shares of Company Stock of which 18,656 shares are issued and outstanding and no additional shares of capital stock of the Company will be issued after the date hereof except for (i) shares issued in respect of Company Options outstanding on the date hereof and (ii) 1,431 shares of Company Stock issued upon exchange of the Exchangeable Stock. The Company has no other capital stock authorized, issued or outstanding. Annex I sets forth the name of each holder of shares of Company Stock, as well as the number of shares of Company Stock held by each such holder.

             (b) Options. As of the date of this Agreement, 1,000 shares of Company Stock are reserved for issuance upon the exercise of outstanding Company Options and options to purchase 620 shares of Company Stock remain outstanding pursuant to the Company Options. Schedule 3.2(b) sets forth the name of each holder of Company Options, as well as the number of the Company Options held by each such holder, the number of Company Shares for which each such Company Option is exercisable, the date upon which each such Company Option becomes exercisable and the price per share of Company Stock for which each such Company Option is exercisable (without taking into account whether or not such Company Option is in fact exercisable on the date hereof). Attached as Schedule 3.2(b) is a true and correct copy of the Company Stock Plan and the forms of option agreement used in all cases.

             (c) Exchangeable Stock. As of the date of this Agreement, 1,431 shares of Company Stock are reserved for issuance upon the exchange of outstanding shares of Maloney's Exchangeable Shares (the "Exchangeable Stock"). Each share of Exchangeable Stock is exchangeable for one share of Company Stock.
Schedule 3.2(c) sets forth the name of each holder of Exchangeable Stock, as well as the number of shares of Exchangeable Stock held by each such holder.

             (d) No Other Capital Stock, Options, Warrants. Except for the Company Options referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company. Except for the aggregate of 1,000 shares of Company Stock reserved for issuance upon exercise of the Company Options, no shares of capital stock of the Company are reserved for issuance.

             (e) Valid Issuances. All outstanding shares of Company Stock are, and any shares of Company Stock issued upon exercise of any Company Option will be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, the Company's Certificate of Incorporation or Bylaws, or any Contract. The Company Options have been, and the shares of Company Stock have been or will be, issued in compliance with all federal and state corporate and securities laws.

        3.3 Stockholders' Agreements, etc. Except as disclosed on Schedule 3.3, to the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Company or any of its Subsidiaries.

        3.4 Authorization. The Company has all necessary corporate or other power and authority to enter into this Agreement and the Ancillary Agreements to which the Company is a party and, has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which the Company is a party will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        3.5 Officers and Directors. Schedule 3.5 contains a true, correct and complete list of all the officers and directors of the Company.

        3.6 Bank Accounts. Schedule 3.6 contains a list of all of the Company's bank accounts, safe deposit boxes and persons authorized to draw thereon or have access thereto.

        3.7 Subsidiaries, Etc. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to conduct its business as presently conducted and to own or lease, as applicable, the Assets owned or leased by it. Each Subsidiary of the Company is duly qualified to do business and is registered and in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of such Subsidiary's business or the ownership of its properties and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on such Subsidiary. Except as disclosed on Schedule 3.7, the Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, except for Permitted Encumbrances, and there are no irrevocable proxies with respect to any such shares. Except as disclosed on Schedule 3.7, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any Subsidiary of the Company, as the case may be, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company, or any other obligation of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

        3.8  Real Property.

                (a) General. The real property set forth on Schedule 3.8(b) and
Schedule 3.8(c) constitutes all real property necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted and, except as set forth on Schedule 3.8(a), all of such real property, and the improvements thereon, are (i) in good condition, repair and proper working order having regard for their use and age, have been properly maintained, and are fit for the current uses thereof by the Company and its Subsidiaries; (ii) serviced by adequate electric, gas, water, sewer, telephone and other utilities; (iii) legally entitled to the benefit of all easements and rights of way and other uses of property of third persons or governmental entities; (iv) legally entitled to access, both vehicular and pedestrian, to a public street; and (v) not in violation of any material zoning requirement, permit or other governmental or private restriction or entitlement relating to the real property or the conduct of the business thereon as currently conducted.

                (b) Owned Real Property. Schedule 3.8(b) hereto sets forth all Facilities owned by the Company and its Subsidiaries or to be acquired by the Company or its Subsidiaries prior to the Effective Time. With respect to each parcel of owned real property, except as set forth on Schedule 3.8(b), (i) the Company or any Subsidiary of the Company, as the case may be, has insurable fee simple title to such parcel of real property, free and clear of any and all Encumbrances other than Permitted Encumbrances, (ii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel of real property, (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such parcel of real property or any portion thereof or interest therein, (iv) there are no parties (other than the Company or its Subsidiary, as the case may be) who are in possession of or who are using any such parcel of real property, except in connection with a Permitted Encumbrance, and (v) there is no (A) pending or, to the knowledge of the Company, threatened condemnation or expropriation proceeding relating to such parcel of real property, (B) pending or, to the knowledge of the Company, threatened Action relating to such parcel of real property, (C) to the knowledge of the Company, other matter adversely affecting the current use or occupancy of such parcel of real property in any material respect, (D) to the knowledge of the Company, pending or threatened special assessment relating to such real property or (E) to the Company's knowledge, proposed or pending zoning charge to any zoning affecting the property.

                (c) Leased Real Property. Schedule 3.8(c) sets forth all leases, subleases or other occupancy agreements pursuant to which Facilities are leased by the Company or its Subsidiaries (as lessee) (the "Leases"), true and complete copies of which (including all amendments, extensions, renewals, guarantees and other related agreements) have been delivered to Parent. Such Leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company or its Subsidiary, as the case may be, occupies or uses Facilities. Except as set forth on Schedule 3.8(c), Company and its Subsidiaries have good and valid leasehold title to, and enjoy peaceful and undisturbed possession of, all leased property described in such Leases (the "Leased Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor. With respect to each such parcel of Leased Property, (i) to the knowledge of the Company, there are no pending or threatened condemnation proceedings relating to, or any pending or threatened Actions relating to, the Company's leasehold interests in such Leased Property or any portion thereof, (ii) neither the Company and its Subsidiaries nor, to the knowledge of the Company, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Leased Property or any portion thereof or interest therein, and (iii) there is no (A) other matter adversely affecting the current use or occupancy of such parcel of Leased Property in any material respect, (B) to the knowledge of the Company, pending or threatened special assessment relating to such Leased Property or (C) payment which is required to be made which is past due or other default by the Company of any material obligations under such Lease.

     With respect to each Lease listed on Schedule 3.8(c) and subject to
Schedule 3.35, (i) there is no material default under any such Lease by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such Lease, (iii) such Lease is a valid and binding obligation of the lessor, is in full force and effect with respect to and is enforceable against the lessor in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by the Company or its Subsidiaries, and to the knowledge of the Company, no event has occurred and is continuing which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company or its Subsidiaries without the consent of the Company or its Subsidiaries under any such Lease that is material to the Company or its Subsidiaries, (v) no party has repudiated in writing to the Company or its Subsidiaries any material term thereof or threatened in writing to the Company or its Subsidiaries to terminate, cancel or not renew any such Lease that is material to the Company or its Subsidiaries and
(vi) the Company and its Subsidiaries have not assigned, transferred, conveyed, mortgaged or encumbered any interest in any such Lease or in any Leased Property subject thereto (or any portion thereof), except in connection with a Permitted Encumbrance. Except for those leasehold improvements leased pursuant to the Leases, the Company has marketable fee simple title to all leasehold improvements located on properties leased pursuant to the Leases.

                (d) The Company has delivered to Parent true and complete copies of all policies of title insurance, commitments for title insurance and real property surveys in its possession with respect to all real property owned or leased by the Company.

        3.9  Personal Property.

                (a) General. The Company and each Subsidiary of the Company owns or leases all personal property Assets necessary for the conduct of its business as presently conducted, and the personal property Assets (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its business as presently conducted.

                (b) Owned Personal Property. Except as set forth on Schedule 3.9(b), the Company and each Subsidiary of the Company has good title to all such personal property owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than the Company or its Subsidiaries) who are in possession of or who are using any such item of personal property.

                (c) Leased Personal Property. Except as set forth on Schedule 3.9(c), the Company and each Subsidiary of the Company has good and valid leasehold title to all of such Fixtures and Equipment, vehicles and other tangible personal property Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 3.9(c) sets forth all Leases for personal property involving annual payments in excess of $40,000, true and complete copies of which have been delivered or made available to Parent.

     With respect to each lease listed on Schedule 3.9(c), (i) there is no material default under such lease by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause (with or without notice and with or without the passage of time) a default under any such lease, (iii) such lease is a valid and binding obligation of the applicable lessor, is in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by the Company or its Subsidiaries and no event has occurred and is continuing which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than by the Company or its Subsidiaries without the consent of the Company or its Subsidiaries under any such Lease that is material to the Company or any Subsidiary of the Company, (v) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Lease that is material to the Company or any Subsidiary of the Company, (vi) neither the Company nor any Subsidiary of the Company has assigned, transferred, conveyed, mortgaged or encumbered any interest in any such Lease or in any leased property subject thereto (or any portion thereof) except in connection with a Permitted Encumbrance and (vii) all payments required to be made by the Company or any of its Subsidiaries have been paid and neither the Company nor any Subsidiary is otherwise in default of any material obligations under any of such Leases.

        3.10  Environmental Matters.

                (a) Compliance. Except as disclosed on Schedule 3.10(a), the Company and its Subsidiaries are in compliance with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct their business as currently being conducted, except for such non-compliance as could not reasonably be expected to result in a Company Material Adverse Effect. All such Permits are listed on Schedule 3.10(a). Except as disclosed on Schedule 3.10(a), neither the Company nor any of its Subsidiaries has received any notice to the effect that, or otherwise has knowledge that, (i) it is not in compliance in any material respect with, or is in violation of, any such Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Company or any of its Subsidiaries to comply with, or a violation by the Company or any of its Subsidiaries of, any such Environmental Laws or Permits required thereunder. Except as disclosed on Schedule 3.10(a), to the knowledge of the Company, the Company and its Subsidiaries at all times during the previous five (5) years have been in compliance with all Environmental Laws, except for such non-compliance as could not reasonably be expected to result in a Company Material Adverse Effect.

                (b) Environmental Claims. There are no existing or, to the knowledge of the Company, potential Environmental Claims against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notification or otherwise has any knowledge, of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any Facility of any Hazardous Substance generated or transported by the Company or any of its Subsidiaries.

                (c) Hazardous Substances. Except as disclosed on Schedule 3.10(c), (i) no underground tank or other underground storage receptacle for Hazardous Substances is currently or, to the knowledge of the Company, has in the past been located on the Facilities listed in Schedule 3.8(b), or to the knowledge of the Company, the Former Properties, and there have been no releases of any Hazardous Substances from any such underground tank or related piping;
(ii) there have been no current or, to the knowledge of the Company, past releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances in quantities exceeding those authorized by Environmental Laws including, without limitation, the Permits required thereunder, upon or into the Facilities, or to the knowledge of the Company, the Former Properties; (iii) there are no polychlorinated biphenyls
(PCBs) or asbestos located at or on the Facilities, except when used in compliance with Environmental Laws and (iv) no part of the Facilities has been used as a landfill or for the disposal of hazardous waste and to the knowledge of the Company and its Subsidiaries, no part of the Facilities has been used by any other persons as a landfill or for the disposal of hazardous waste.

                (d) Environmental Indemnities. Neither the Company nor any Subsidiary of the Company is a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Schedules) under which the Company or any of its Subsidiaries is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

                (e) No Releases. Neither the Company nor any of its Subsidiaries has released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

                (f) Environmental Reports. Complete and accurate copies of the Environmental Reports, as well as all other written environmental reports, audits or assessments which have been conducted, either by the Company, its Subsidiaries, or any person engaged by the Company or any of its Subsidiaries for such purpose, at any Facility or Former Property have been made available to Parent and a list of all such reports, audits and assessments is set forth on
Schedule 3.10(f).

        3.11  Contracts.

                (a) Disclosure. Schedule 3.11 sets forth a complete and accurate list of all of the Contracts of the following categories:

                    (i) Contracts not made in the ordinary course of business which are material to the Business or the Assets;

                    (ii) License agreements or royalty agreements, whether the Company is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software "shrink-wrap" licenses);

                    (iii) Confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder);

                    (iv) Contracts or commitments involving future expenditures or Liabilities, actual or potential, in excess of $100,000 after the date hereof or otherwise material to the Business or the Assets;

                    (v) Contracts or commitments relating to commission arrangements with others that are material to the Business;

                    (vi) Employment contracts, consulting contracts, severance agreements, "stay-bonus" agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or
(B) that will result in the payment by, or the creation of any Liability of the Company, the Stockholders or Parent to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                    (vii)  Indemnification agreements;

                    (viii) Promissory notes, loans, agreements, indentures, mortgages, deeds of trust, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder (excluding credit provided by the Company in the ordinary course of business to purchasers of its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

                    (ix) Contracts containing covenants limiting the freedom of the Company or any Subsidiary of the Company, or any officer, director, Employee or Affiliate of the Company or any Subsidiary of the Company, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

                    (x) Any Contract with the federal, state or local government or any agency or department thereof;

                    (xi) Any Contract or other arrangement with a Related Party;

                    (xii) Leases of real property or personal property involving annual payments of more than $100,000; and

                    (xiii) Any other Contract under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company, individually or in the aggregate.

     Complete and accurate copies of all of the Contracts listed on Schedule 3.11, including all amendments and supplements thereto, have been made available to Parent. The Company has included as part of Schedule 3.11 a brief summary of the material terms of each oral Contract.

                (b) Absence of Defaults. Except as set forth on Schedule 3.11(b), all of the Contracts set forth on Schedule 3.11(b) are valid, binding and enforceable in accordance with their terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability or (2) general principles of equity, and there is no existing material Default by the Company or the relevant Subsidiary of the Company, as the case may be, under the Contracts. The Company or the relevant Subsidiary of the Company, as the case may be, has fulfilled all of its material obligations under each of such Contracts accrued to the date of such determination. To the knowledge of the Company, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in material Default thereunder and no notice of any claim of Default has been given to the Company or any Subsidiary of the Company.

                (c) Product Warranty. Neither the Company, nor any Subsidiary of the Company, has committed any act, and there has been no omission which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any Subsidiary of the Company, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date which could reasonably be expected to result in Liability to the Company or any Subsidiary of the Company exceeding the greater of $100,000 in the aggregate and the amount of any warranty reserve specifically established with respect thereto and included in the Financial Statements.

        3.12 No Conflict or Violation; Consents. Except as set forth on Schedule 3.12, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the governing documents of the Company, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or the passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any material Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its respective assets are subject, (c) violate any applicable Regulation or Court Order, except to the extent such violation could not reasonably be expected to have a Company Material Adverse Effect or (d) impose any Encumbrance on any Assets or the Business, except to the extent such Encumbrance could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.12, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.

        3.13 Permits. Schedule 3.13 sets forth a complete list of all material Permits of the Company, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. The Company and its Subsidiaries have, and at all times have had, all material Permits required under any applicable Regulation in their operation of the Business or in their ownership of the Assets, and own or possess such Permits free and clear of all Encumbrances, except for Permitted Encumbrances. Neither the Company nor any Subsidiary of the Company is in default, nor, to the knowledge of the Company, has the Company nor any subsidiary of the Company received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law or as otherwise set forth on Schedule 3.13, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, except as set forth on Schedule 3.13, will not be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements.

        3.14  Financial Statements; Books and Records.

                (a) General. Except as contemplated by Schedule 3.14(a), the Financial Statements are complete, are in accordance with the Company's Books and Records and fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated thereby, in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly indicated in the notes to the Financial Statements and, in the case of interim financial statements, for (i) the lack of footnotes and (ii) year-end audit adjustments that are not material).

                (b) Books and Records. The Books and Records accurately and fairly reflect in all material respects the activities of the Company and its Subsidiaries and the Business and have been provided to Parent for its inspection.

                (c) All Accounts Recorded. Neither the Company nor any Subsidiary of the Company has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

                (d) Corporate Records. The stock records and minute books of the Company and each Subsidiary of the Company that have been made available to Parent fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its stockholders, trustees and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which the Company or such Subsidiary are aware and contain true, correct and complete copies of their respective organizational documents and bylaws and all amendments thereto through the date hereof.

        3.15 Absence of Certain Changes or Events. Except as set forth on
Schedule 3.15, since the Balance Sheet Date there has not been any:

                (a)  Company Material Adverse Change;

                (b) failure to operate the Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Business and to preserve the continued services of the employees of the Company and its Subsidiaries and the goodwill of suppliers, customers and others having business relations with the Company or its Subsidiaries or their Representatives;

                (c) resignation or termination of any officer, director or manager listed on Schedule 3.15(c), or any increase in the rate of compensation payable or to become payable to any officer, director or manager or Representative of the Company (other than increases in the rate of compensation as a result of general, regularly-scheduled reviews), including the making of any loan to any such Person (other than normal advances or expense allowances), or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to any such Person (other than pursuant to existing arrangements heretofore disclosed to Parent), or material modification, addition or contribution (other than regularly scheduled contributions) to any Employee Plan;

                (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or the Assets to, or entering into of any Contract with, any Related Party except for regular compensation and normal advances or expense allowances to Employees;

                (e) sale, assignment, license, transfer or Encumbrance of any of the Assets, tangible or intangible, singly or in the aggregate, other than in the ordinary course of business and consistent with past practice;

                (f) new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

                (g) actual or, to the knowledge of the Company, threatened, termination of any material customer account or group of accounts or actual or, to the knowledge of the Company, threatened material reduction in purchases or royalties payable by any such customer or, to the knowledge of the Company, occurrence of any event that is likely to result in any such termination or reduction;

                (h) disposition or lapsing of any material Proprietary Rights of the Company or any Subsidiary of the Company, in whole or in part, or any disclosure of any trade secret, process or know-how to any Person not an Employee or adviser to the Company;

                (i) change in accounting methods or practices by the Company or any Subsidiary of the Company;

                (j) revaluation by the Company or any Subsidiary of the Company of any of the Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

                (k) damage, destruction or loss (whether or not covered by insurance) of any property of the Company or its Subsidiaries materially adversely affecting the Assets or the Business;

                (l) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any Subsidiary of the Company or any redemption, purchase or other acquisition of any equity securities of the Company or any Subsidiary of the Company;

                (m) issuance or reservation for issuance by the Company or any Subsidiary of the Company of, or commitment of it to issue or reserve for issuance, any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities;

                (n) increase, decrease or reclassification of the capital stock of the Company or any Subsidiary of the Company;

                (o) amendment of the organizational documents or bylaws of the Company or any Subsidiary of the Company;

                (p) capital expenditure or execution of any lease or any incurring of liability therefor by the Company or any Subsidiary of the Company, involving payments or obligations in excess of $50,000 in the aggregate;

                (q) failure to pay any material obligation of the Company or any Subsidiary of the Company when due;

                (r) cancellation of any indebtedness or waiver of any rights of substantial value to the Company or any Subsidiary of the Company, except in the ordinary course of business and consistent with past practice;

                (s) indebtedness incurred by the Company or any Subsidiary of the Company for borrowed money or any commitment to borrow money entered into by the Company or any Subsidiary of the Company except indebtedness under the Working Capital Credit Lines, or any loans made or agreed to be made by the Company or any Subsidiary of the Company;

                (t) liability incurred by the Company or any Subsidiary of the Company except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                (u) payment, discharge or satisfaction of any Liabilities of the Company or any Subsidiary of the Company, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

                (v) acquisition of any equity interest in any other Person; or

                (w) agreement by the Company or any Subsidiary of the Company, directly or indirectly, to do any of the foregoing.

        3.16 Liabilities. The Company and its Subsidiaries have no Liabilities or obligations (absolute, accrued, contingent inchoate or otherwise) except (i) Liabilities which are reflected and properly reserved against in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (iii) Liabilities arising under the Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) set forth on
Schedule 3.11 or Liabilities which are not required to be disclosed on such Schedule and which have arisen or been incurred in the ordinary course of business. None of the Liabilities described in this Section 3.16 relates to any Actions.

        3.17 Litigation. Except as set forth on Schedule 3.17, there is no Action, pending or, to the knowledge of the Company, threatened or reasonably anticipated (i) against, relating to or affecting the Company or its Subsidiaries, any of the Assets or any of their respective officers and directors as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) with respect to which there is a reasonable likelihood of a determination which would prevent the Company from consummating the transactions contemplated hereby. None of the Actions disclosed in Schedule 3.17, if adversely determined against the Company or its Subsidiaries, their respective directors or officers, or any other Person could reasonably be expected to result in a loss to the Company, individually or in the aggregate, in excess of $100,000. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company any of its Subsidiaries, the Business or any of the Assets. Schedule 3.17 contains a complete and accurate description of all Actions since December 31, 1995 to which the Company or any Subsidiary of the Company has been a party or which relate to any of the Assets or the officers or directors of the Company or any Subsidiary of the Company as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by the Company or its Subsidiaries for collection of monies owed in the ordinary course of business.

        3.18  Labor Matters.

             (a) General. Except as disclosed on Schedule 3.18(a), the Company is not a party to any labor agreement with respect to its Employees with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of the Company. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other governmental agency arising out of the Company's activities, and the Company does not have any knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company nor is any grievance currently being asserted against it; and the Company has not experienced a work stoppage or other labor difficulty within the past five (5) years. There are no material controversies pending or, to the knowledge of the Company, threatened between the Company and its Employees, and the Company is not aware of any facts which could reasonably result in any such controversy.

             (b) Compliance. The Company is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes and is not engaged in any unfair labor practice. Except as disclosed on Schedule 3.18(b), the Company is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

             (c) Severance Obligations. The Company has not entered into any severance, "stay-bonus" or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of Parent or the Company to make any payment to any present or former Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Effective Time). Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

             (d) Highly Compensated Employees. Attached hereto as Schedule 3.18(d) is a list of the names of all present Employees with total compensation expected to exceed $100,000 in 1999 and their current compensation payable by the Company. Notwithstanding any provision of this Agreement or any Schedule to the contrary, the Company represents that from and after the Effective Time no benefit or other compensation is payable to any Person identified on Schedule 3.18(d) upon the voluntary resignation of such Person from employment with Parent or the Company as a result of the occurrence of the Effective Time.

        3.19 Employee Benefit Plans. Schedule 3.19 contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered by the Company to Parent: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which the Company generally has distributed to participants therein, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan), (iii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan, (iv) all actuarial reports prepared for the last three (3) plan years for each Pension Plan and each Foreign Plan for which an actuarial report is required by an applicable Law, Regulation or Governmental Authority, (v) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company and each of its Subsidiaries, (vi) a description setting forth the amount of any liability of the Company and each of its Subsidiaries as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan (vii) the most recent summary plan description for each Employee Plan for which a summary plan description is required by ERISA or other Law or applicable Governmental Authority, (viii) the most recent financial statement or accounting statements for each Employee Plan, where applicable, (ix) annual information returns and other returns, filings and notices to or from the Company or any Subsidiary to or from any Governmental Authority in the last three (3) years relating to any Employee Plan, (x) all current booklets, summaries, manuals and written communications of a general nature distributed to or made available to any current or former employees concerning any of the Employee Plans, (xi) copies of the most recent letters of confirmation of registration of a Foreign Plan or determination regarding tax qualified status, where applicable, and (xii) copies of any current statements of investment policies and goals prepared in respect of the Employee Plans (whether or not such statements have been filed with the applicable Governmental Authorities).

                (i) Pension Plans.

                (A) No Pension Plan is subject to Title VI of ERISA or Section 412 of the Code.

                (B) Each Pension Plan which has been operated as a qualified plan (1) has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a), (2) has been so qualified during the period from its adoption to date and (3) no fact or circumstance exists which could adversely affect the qualified status of such Pension Plan.

                (C) Each Pension Plan currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

                (ii) Multiemployer Plans. Neither the Company nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan, and no liability will arise or be imposed on the Company or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

                (iii) Welfare Plans.

                (A) Each Welfare Plan currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

                (B) Except as required by Section 4980B of the Code or Part 6 of Title 1, Subtitle B of ERISA, none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan.

                (C) Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                (D) Neither the Company nor any ERISA Affiliate has, at any time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA.

                (E) The insurance policies or other funding instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of the Company or any of its Subsidiaries (and, if applicable, their respective dependents) who has been advised by the Company, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

                (iv) Benefit Arrangements. Each Benefit Arrangement which presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. Except as provided by law or in any employment agreement set forth on Schedule 3.19, the employment of all persons presently employed or retained by the Company is terminable at will.

                (v) Unrelated Business Taxable Income; Unpaid Contributions. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

                (vi) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to such employee's relationship with the Company) that, individually or collectively, requires the payment by the Company of any amount
(i) that is not deductible under Section 162 or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                (vii) Fiduciary Duties and Prohibited Transactions. Neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of the Company or any of its Subsidiaries or any Employee Plan. The Company has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan, and the Company and its Subsidiaries have not been assessed any civil penalty under Section 502(l) of ERISA.

                (viii) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of the Company, anticipated or threatened against the Company, any ERISA Affiliate or any Employee Plan or pursuant to any workers compensation laws or Canadian or provincial human rights laws.

                (ix) No Amendments. Neither the Company nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan or to amend or modify any existing Employee Plan.

                (x) Insurance Contracts. No Employee Plan (other than a "multiemployer plan," as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                (xi) No Acceleration or Creation of Rights. Except as set forth on Schedule 3.18(c), neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                (xii) No Other Material Liability. No event has occurred in connection with which the Company, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                (xiii) Foreign Plans. Each Foreign Plan is, and has been, established, registered (where required), qualified, administered, funded (where required) and invested in compliance in all material respects with the terms thereof and all applicable Laws. With respect to each Foreign Plan, all required filings and reports have been made in a timely and complete manner with all Governmental Authorities. All obligations of the Company and its Subsidiaries to or under the Foreign Plans (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and there are no outstanding defaults or violations thereunder nor does the Company or any of its Subsidiaries have any knowledge of any default or violation by any other party to any Foreign Plan. Full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Foreign Plan under applicable Law or under any Foreign Plan or any agreement relating to a Foreign Plan and no Taxes, penalties or fees are owing or assessable under any such Foreign Plan. The Company and its Subsidiaries have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Foreign Plan or related agreements. To the knowledge of the Company and each Subsidiary, no event has occurred with respect to any registered Foreign Plan which would result in the revocation of the registration of such Foreign Plan or which would entitle any Person (without the consent of the sponsor of such Foreign Plan) to wind up or terminate any such Foreign Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Foreign Plan. There are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any of the Foreign Plans. No contribution holidays have been taken under any of the Foreign Plans, and there have been no withdrawals of assets or transfers of assets from any Foreign Plan, except in accordance with applicable Laws. Neither the Company nor any of its Subsidiaries has received or applied for any payment of surplus assets out of any Foreign Plan. No Foreign Plan provides benefits beyond retirement or termination of service to Employees or former employees or to beneficiaries or dependents of such employees. No Foreign Plan requires or permits a retroactive increase in premiums or payments and the level of insurance reserves, if any, under any insured Foreign Plan is reasonable and sufficient to provide for all incurred but unreported claims.

        3.20 Transactions with Related Parties. Except for employment agreements and other compensation arrangements and loans disclosed on Schedule 3.20, no Related Party has (a) borrowed or loaned money or other property to the Company or any Subsidiary of the Company which has not been repaid or returned, (b) any contractual relationship with or other claims, express or implied, of any kind whatsoever against the Company or any Subsidiary of the

Company or (c) any interest in any property used by the Company or any Subsidiary of the Company.

        3.21 Compliance with Law. The Company and its Subsidiaries have conducted the Business in compliance with all applicable Regulations and Court Orders, except as could not reasonably be expected to cause a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has received any notice to the effect that, or has otherwise been advised that, the Company or any Subsidiary is not in compliance with any such Regulations or Court Orders, and neither the Company nor any Subsidiary of the Company has any reason to anticipate that any existing circumstances are likely to result in any material violation of any of the foregoing.

        3.22 Intellectual Property.

             (a) General. Schedule 3.22(a) sets forth with respect to Proprietary Rights of the Company and its Subsidiaries: (i) for each trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, as appropriate, the class of goods covered, the nature of the goods or services on or in connection with which such name or mark has been used, the countries in which the name or mark is used and the expiration date for each country in which a trademark has been registered, (ii) for each copyright for which registration has been sought whether or not registered, the date of creation and first publication of the work, the registration number and date of registration for each country in which a copyright application has been registered, (iii) for each mask work (if any), whether or not registered, the date of first commercial exploitation and, if registered, the registration number and date of registration, (iv) a description of all Trade Secrets that are material to the Business and (v) all such Proprietary Rights in the form of licenses. True and correct copies of all Proprietary Rights (including all pending applications, application related documents and materials and descriptions of Trade Secrets) owned, controlled or used by or on behalf of the Company of any Subsidiary of the Company or in which the Company or any Subsidiary of the Company has any interest whatsoever have been provided or made available to Parent.

             (b) Adequacy. The Proprietary Rights owned, controlled or used by the Company and its Subsidiaries are all those necessary for the normal conduct of the Business as presently conducted and as presently contemplated, including the design, manufacture and sale of all products currently under development, planned for development or in production.

             (c) Ownership. The Company and its Subsidiaries own or have a valid right to use their Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of the Company and its Subsidiaries by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

             (d) Royalties and Licenses. Except as set forth on Schedule 3.22(d), neither the Company nor any Subsidiary of the Company has any obligation to compensate any Person for the use of any Proprietary Rights nor has the Company or any Subsidiary of the Company granted to any Person any license, option or other rights to use in any manner any of its respective Proprietary Rights, whether requiring the payment of royalties or not.

             (e) Absence of Claims. Except as set forth in Schedule 3.17, neither the Company nor any Subsidiary of the Company (A) has received any notice alleging, or otherwise has knowledge of facts that could reasonably be expected to give rise to, invalidity with respect to any of the Proprietary Rights of the Company or any Subsidiary of the Company or (B) has received any notice of alleged infringement of any rights of others due to any activity by the Company or any Subsidiary of the Company. The use by the Company and its Subsidiaries of their Proprietary Rights in their past, current and planned products do not and would not infringe upon or otherwise violate the valid rights of any third party in the current or planned markets for such products, including, without limitation, the United States, Canada and the United Kingdom. No other Person (i) has notified the Company or any Subsidiary of the Company that it is claiming any ownership of or right to use any of the Proprietary Rights of the Company and its Subsidiaries or (ii) to the knowledge of the Company, is infringing upon any such Proprietary Rights in any way.

             (f) Protection of Proprietary Rights. All of the pending applications for Proprietary Rights of the Company and its Subsidiaries have been properly filed and all other actions to protect such Proprietary Rights have been taken. The Company and its subsidiaries have taken reasonable steps necessary or appropriate (including, entering into appropriate confidentiality and nondisclosure agreements with officers, directors, subcontractors, Employees, licensees and customers in connection with the Assets or the Business) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Proprietary Rights that are material to the Business. The Company has no knowledge of any breach of any such confidentiality or nondisclosure agreement by any party thereto.

        3.23  Tax Matters.

             (a) Filing of Tax Returns. The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all Tax Returns required to be filed. The Tax Returns filed are complete, correct and accurate in all respects. Except as set forth on Schedule 3.23(a), neither the Company nor any of its Subsidiaries have requested any extension of time within which to file any Tax Return. The Company and its Subsidiaries have delivered to Parent complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company, its Subsidiaries and their respective predecessors for the years ended December 31, 1998, 1997 and 1996.

             (b) Payment of Taxes. All Taxes for which the Company and its Subsidiaries are or may be liable, in respect of periods (or portions thereof) ending on or before the Closing Date have been timely paid or an adequate reserve (in conformity with GAAP or, with respect to the Canadian Subsidiaries, Canadian GAAP) has been established therefor, as set forth in the Financial Statements, and the Company and its Subsidiaries have no Liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that the Company, its Subsidiaries or their respective predecessors have been required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

             (c) Audits, Investigations or Claims. No deficiencies for Taxes of the Company or its Subsidiaries have been claimed, proposed or assessed by any taxing or other governmental authority. Except as set forth on Schedule 3.23(c), there are no pending or, to the knowledge of the Company, threatened audits, assessments or other Actions for or relating to any Taxes of the Company or its Subsidiaries, and there are no matters under discussion with any governmental authorities with respect to Taxes of the Company or its Subsidiaries. Audits of federal, state, local and foreign Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 3.23(c) and, except as set forth in such Schedule, none of the Company, any Subsidiary of the Company or any of their respective predecessors has been notified that any taxing authority intends to audit a Tax Return for any other period. Except as set forth on Schedule 3.23(c), no extension of a statute of limitations relating to Taxes is in effect with respect to the Company, its Subsidiaries or any of their respective predecessors.

             (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the Assets or any shares of Company Stock or on the stock of any of the Company's Subsidiaries.

             (e) Tax Elections. All elections with respect to Taxes affecting the Company, or the Assets, as of the date hereof are set forth on Schedule 3.23(e). Neither the Company nor any of its Subsidiaries has (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any Assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

             (f) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries, the Assets or the Business and, after the Closing Date, none of the Company, its Subsidiaries, the Assets or the Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

             (g) Partnerships. Neither the Company nor any of its Subsidiaries has an interest in or is subject to any joint venture, partnership, trust, co-tenancy or other arrangement or contract which is treated as a partnership for federal income tax purposes.

             (h) No Withholding. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

             (i) USRPC. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

             (j) Other Entity Liability. None of the Company, any Subsidiary of the Company, any of their respective predecessors or affiliates of any of them has any Liability for the Taxes of any other Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

             (k) Compliance with Withholding Taxes. The Company and its Subsidiaries have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions for which the Company or any of its Subsidiaries would have been obligated to collect or withhold Taxes.

             (l) Overall Foreign Loss. There is no overall foreign loss of the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-9 which is subject to recapture.

             (m) Subpart F Income. None of the Company, its Subsidiaries or Parent would be required to include any amount in gross income with respect to any foreign Subsidiary of the Company pursuant to Section 951 of the Code if the taxable year of each of the foreign Subsidiaries of the Company was deemed to end on the Closing Date. None of the foreign Subsidiaries of the Company has an investment in "United States property" for purposes of Section 956 of the Code.

             (n) Foreign Operations. None of the foreign Subsidiaries of the Company (i) has been engaged in a United States trade or business for federal income tax purposes; (ii) has been a passive foreign investment company within the meaning of the Code; or (iii) has participated in or cooperated with an international boycott nor has been requested to do so in connection with any transaction or proposed transaction.

             (o) Foreign Tax Laws. To the best of the knowledge of the Company and its foreign Subsidiaries, there are no proposed or planned changes in the Tax laws of any foreign jurisdiction that could, if enacted, materially increase the Taxes payable by any of the Company or its foreign Subsidiaries after the Closing Date.

             (p) No Failure to File. No claim has been made within the last three years by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or a Subsidiary, as the case may be, may be subject to taxation in that jurisdiction.

             (q) Canadian Taxes.

                 (i) Except pursuant to this Agreement or as set forth in
     Schedule 3.23(q) hereto, for purposes of the Income Tax Act (Canada) and all regulations promulgated thereunder, as amended ("Tax Act"), or any applicable provincial or municipal taxing statute, no Person or group of Persons has ever acquired or had the right to acquire control of Maloney, Maloney Industries International Ltd. or Wells-Hall Manufacturing Ltd. (collectively, the "Canadian Subsidiaries").

                 (ii) None of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of
     the Tax Act, or any equivalent provision of the taxation legislation of any province or any other jurisdiction, have applied or will apply to any Canadian Subsidiary any time up to and including the Closing Date.

                 (iii) Each Canadian Subsidiary has not acquired property from a non-arm's length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired, in circumstances which could subject it to a liability under Section 160 of the Tax Act.

                 (iv) Except as disclosed on Schedule 3.23(q), for all transactions between a Canadian Subsidiary and any non-resident Person with whom such Canadian Subsidiary was not dealing at arm's length, such Canadian Subsidiary has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

                 (v) Maloney, Maloney Industries International Ltd. and Wells-Hall Manufacturing Ltd. are duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to goods and services tax and harmonized sales tax and their respective registration numbers are 89840-2763, 89057-3058 and 89159-9128;

                 (vi) The only reserves under the Tax Act or any equivalent provincial statute to be claimed by a Canadian Subsidiary for the taxation year ended immediately prior to the closing of the transactions contemplated hereby are set out in Schedule 3.23(q);

                 (vii) Each Canadian Subsidiary has provided complete and accurate information relating to the matters referred to below, which information is attached as Schedule 3.23(q):

                    (a)  cost and adjusted cost base of capital properties;

                    (b) capital cost allowance deducted in each class of depreciable assets;

                    (c) undepreciated capital cost of each class of depreciable assets;

                    (d)  paid-up capital of each class of shares;

                    (e)  capital dividend account balance;

                    (f)  refundable dividend tax on hand;

                    (g)  non-capital losses available for carry over;

                    (h)  net capital losses;

                    (i)  cumulative eligible capital;

                    (j)  investment tax credits; and

                    (k)  unclaimed GST input tax credit.

                 (r) Tax Basis of Company Stock. Set forth on Schedule 3.23(r) hereto, are the aggregate tax bases of the Company's shareholders, as provided by such shareholders to the Company, as of the date hereof in their Company Stock as of the date hereof and, if different, their expected aggregate bases as of the Effective Time.

        3.24 Insurance. Schedule 3.24 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which the Company or any Subsidiary of the Company is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all Regulations applicable to the Company and its Subsidiaries, the Business or the Assets and all of the Contracts, and (ii) providing replacement cost insurance coverage for all of the Assets, Fixtures and Equipment and all leasehold improvements. Neither the Company nor any Subsidiary of the Company is in material default under any such policies or binders, or has failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no facts known to the Company upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by the Company and its Subsidiaries through the Closing Date.

        3.25 Accounts Receivable. Except as contemplated by Schedule 2.12(a), the accounts and notes receivable reflected in the Balance Sheet, and all accounts or notes receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and, to the Company's knowledge, all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements in all material respects. Except to the extent of any reserves provided for in the Books and Records, the Company does not know of any reason why all accounts and notes receivable would not be collectible at the aggregated recorded amounts or that any such accounts or notes would be subject to any defense, counterclaim or set-off.

        3.26 Inventory. Except as contemplated by Schedule 2.12(a), the value at which the Inventory is shown on December 31, 1999 has been determined in accordance with the normal valuation policy of the Company, consistently applied and in accordance with GAAP. The Inventory and the specific items acquired or manufactured subsequent to December 31, 1999, consists only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to net realizable market value, or for which adequate reserves have been provided, and the present quantity of all Inventory is reasonable in the present circumstances of the Business. Schedule 3.26 contains a complete and accurate list of all Inventory as of December 31, 1999 and the addresses at which the Inventory is located.

        3.27 Purchase Commitments and Outstanding Bids. As of the date of this Agreement, the aggregate of all Contracts for the purchase of Inventory by the Company and its Subsidiaries, other than in the ordinary course of business, does not exceed $100,000. No outstanding purchase or outstanding lease commitment of the Company or any Subsidiary of the Company presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Company's business. There are outstanding no pending obligations to lease real property in addition to those identified on Schedule 3.8(c).

        3.28 Suppliers. Schedule 3.28 sets forth a complete and accurate list of the names and addresses of the ten (10) suppliers with the greatest dollar volume of sales to the Company and its Subsidiaries during the last fiscal year, showing the approximate total purchases in dollars (Canadian dollars where applicable) by the Company and its Subsidiaries from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no Company Material Adverse Change in the business relationship of the Company with any supplier named on Schedule 3.28. Neither the Company nor any Subsidiary of the Company has received any written communication from any supplier named on
Schedule 3.28 of any intention to return, terminate or materially reduce purchases from or supplies to the Company or any Subsidiary of the Company.

        3.29 Year 2000 Problem. The "Year 2000 Problem" (that is, the risk that computer applications used by any person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) could not reasonably be expected to have a Company Material Adverse Effect.

        3.30 Brokers; Transaction Costs. Except as set forth on Schedule 3.30, the Company nor any Subsidiary of the Company has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Parent, the Company or any Subsidiary of the Company to pay any finder's fee, brokerage commission, legal, accounting, or similar payment in connection with the transactions contemplated hereby.

        3.31 No Other Agreements to Sell the Company or the Assets. Neither the Company nor any Subsidiary of the Company has any legal obligation, absolute or contingent, to any other Person to sell the Assets (other than Inventory in the ordinary course of business) or to sell any capital stock of the Company or any Subsidiary of the Company or to effect any merger, consolidation or other reorganization of the Company or any Subsidiary of the Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

        3.32 Foreign Corrupt Practices Act. None of the Company, any Subsidiary of the Company or any agent, employee or other Person associated with or acting on behalf of the Company or any Subsidiary of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        3.33 Financial Projections; Operating Plan. The Company has made available to Parent certain financial projections with respect to the Business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable as of the date of this Agreement.

        3.34 Approvals. Schedule 3.34 contains a list of all material approvals or consents relating to the business conducted by the Company and its Subsidiaries which are required to be given to or obtained by the Company or its Subsidiaries from any Person in connection with the consummation of the transactions contemplated by this Agreement.

        3.35 Takeover Statutes. No Takeover Statute applicable to the Company or its Subsidiaries is applicable to the Merger or the transactions contemplated hereby.

        3.36 Material Misstatements Or Omissions. No representations or warranties by the Company in this Agreement or any Ancillary Agreement to which it is a party or in any document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by the Company or any of its Representatives to Parent or Sub pursuant hereto, or in connection with the transactions contemplated by this Agreement or by such Ancillary Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     As an inducement of the Company and each of the Stockholders to enter into this Agreement, except as set forth on the Parent Schedule of Exceptions attached to this Agreement, Parent represents and warrants to the Company as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

        4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has full corporate power and authority to conduct its business as it is presently being conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Parent. Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

        4.2  Capitalization.

             (a) Parent has authorized under its Certificate of Incorporation 100,000,000 shares of Parent Stock and 3,000,000 shares of preferred stock, par value $.01 per share of which, as of March 24, 2000, 28,830,826 shares of Parent Stock and no shares of preferred stock were issued and outstanding. Parent has no other stock authorized, issued or outstanding.

             (b) As of December 31, 1999, there were 4,398,502 options granted under Parent's Stock Option Plans (including any options granted under Parent's Stock Option Plans since December 31, 1999, the "Parent Options").

             (c) Except for (i) the Parent Options, (ii) 2,412,585 shares of Parent Stock issuable upon conversion of the 7 1/4% Convertible Preferred Securities issued by Hanover Compressor Capital Trust and (iii) approximately 344,000 shares (as of December 31, 1999) of Parent Stock issuable upon exercise of outstanding warrants, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Parent. Except as set forth above, no shares of capital stock of Parent are reserved for issuance.

             (d) All outstanding shares of Parent Stock issued or to be issued upon exercise of any of the Parent Options or conversion of the Convertible Preferred Securities are or will be validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any Contract.

             (e) Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan or pending proposal for any redemption of stock of Parent or any merger or consolidation of Parent with or into any other entity.

             (f) The Merger Shares to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

             (g) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. All of such outstanding shares are owned by Parent, and all such shares are validly issued, fully paid and non-assessable.

        4.3 Authorization. Each of Parent and Sub has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Parent and Sub, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which each of Parent and Sub is a party will be, a valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        4.4 No Conflict or Violation; Consents. Except as set forth on Schedule
4.4 and except as could not result in a Material Adverse Effect on Parent, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent or Sub with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of Parent's or Sub's governing documents to the extent applicable, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice of passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Parent or Sub is a party or by which Parent or Sub is bound or to which any of their respective assets are subject, (c) violate any Regulation or Court Order applicable to Parent or Sub or (d) impose any Encumbrance on any assets of Parent or Sub. Except as set forth on Schedule 4.4, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Parent or Sub in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

        4.5 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act, and has previously provided or made available to the Company true and complete copies of all reports filed by Parent with the SEC since January 1, 1999 (the "SEC Reports"). Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports, as of its date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the SEC Reports have been prepared in accordance with GAAP consistently applied (except as otherwise stated in the footnotes to the financial statements) and fairly present in all material respects the consolidated financial condition of Parent as at the dates thereof and consolidated results of operations and cash flows for the periods then ended.

        4.6 Absence of Certain Changes or Events. Except as otherwise set forth in the SEC Reports or in Parent's press release dated March 8, 2000 relating to its financial results for the quarter ended December 31, 1999, since December 31, 1999, there has not been any fact, event, circumstance or change affecting or relating to Parent which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent, or
(B) the likelihood of Parent to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect").

        4.7 Material Misstatements or Omissions. No representations or warranties by Parent in this Agreement or any Ancillary Agreement to which it is a party or in any document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by Parent or any of its Representatives to the Company pursuant hereto, or in connection with the transactions contemplated by this Agreement or by such Ancillary Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE 5

                        ACTIONS BY THE COMPANY, PARENT
                         AND SUB PRIOR TO THE CLOSING

        The Company, Parent and Sub, each as indicated below, covenant as follows for the period from the date hereof through the Closing Date:

        5.1 Conduct of Business. From the date hereof through the Closing, the Company shall, except as otherwise expressly contemplated by this Agreement, or as consented to by Parent in writing which consent shall not be unreasonably withheld or delayed, operate the Business solely in the ordinary course of business and in accordance with past practice and will not, in any event, take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to by Parent in writing:

             (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of $100,000 (not including indebtedness under the Working Capital Credit Lines or the refinancing of the Wells Hall Mortgage); provided, however, that the Company may incur indebtedness to fund asset purchases in the ordinary course of business up to $2.5 million for any individual incurrence and $5 million for all such incurrences in the aggregate.

             (b) issue (except pursuant to Company Options or Exchangeable Stock outstanding on the date of this Agreement and disclosed on Schedule 3.2(b) or
Schedule 3.2(c),
respectively) or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock;

             (c) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock;

             (d) make any change to the Company's Certificate of Incorporation or Bylaws;

             (e) mortgage, pledge or otherwise encumber any Assets or sell, transfer, license or otherwise dispose of any Assets except for the sale of inventory to customers in the ordinary course of business and consistent with past practice and except for the refinancing of the Wells Hall Mortgage;

             (f) cancel, release or assign any indebtedness owed to it or any claims or rights held by it except in the ordinary course of business and consistent with past practice;

             (g) make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person in excess of $50,000;

             (h) terminate any material Contract or make any change in any material Contract, except that the Company shall terminate the Financial and Business Consultancy Agreement between the Company and Hamilton Robinson & Company Incorporated (the "Hamilton Robinson Agreement"), including the payment to Hamilton Robinson of a termination fee of up to $760,000, and the Company shall terminate the agreements described in Section 8.16 hereof; provided that such terminations shall provide that none of the Company, Parent or Purchaser shall have any further liability or obligation whatsoever under the Hamilton Robinson Agreement or such other agreements following the termination thereof;

             (i) enter into or modify any employment Contract, (ii) pay any compensation to or for any Employee, officer or director other than in the ordinary course of business and pursuant to existing employment arrangements,
(iii) pay or agree to pay any bonus, incentive compensation, service award, severance, "stay bonus" or other like benefit or not in the ordinary course of business consistent with past practice, (iv) establish, enter into or modify any Employee Plan, (v) modify the Company Stock Option Plan, or (vi) accelerate the vesting of any Company Plan;

             (j) enter into or modify any Contract or other arrangement with a Related Party;

             (k) make any change in any method of accounting or accounting practice;

             (l) fail to comply with all Regulations applicable to the Assets (except as could not reasonably be expected to result in a Company Material Adverse Effect) and the Business consistent with past practices;

             (m) fail to use its commercially reasonable efforts to (i) maintain the Business except for ordinary wear and tear, (ii) retain the Employees so that such Employees will remain available to the Surviving Corporation on and after the Closing Date, (iii) maintain existing relationships with material suppliers and customers and others having business dealings with Parent and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

             (n) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

             (o) commence any Action or other legal proceeding;

             (p) do any other act which would cause any representation or warranty of the Company or Stockholders in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice; or

             (q) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 5.1(a) through 5.1(p).

Notwithstanding the foregoing, nothing in this Section 5.1 shall prohibit the Company from taking any action or omitting to take any action as required or as contemplated by this Agreement.

        5.2 Access by Parent. Subject to the Confidentiality Agreement, from the date hereof through the Closing Date, the Company shall, and shall cause the Company's officers, Employees and Representatives to, afford the Representatives of the Parent and those of its lenders access upon reasonable notice and at all reasonable times to its Business for the purpose of inspecting the same, and to its officers, Employees and Representatives, properties, Books and Records, Contracts and other Assets, and shall furnish Parent and its Representatives and those of its lenders, upon reasonable notice and in a timely manner, all financial, operating and other data and information as Parent or its affiliates, through their respective Representatives, may reasonably request.

        5.3 Notification of Certain Matters. The Company and the Stockholders shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in a Company Material Adverse Effect.

        5.4 No Mergers, Consolidations, Sale of Stock, etc. The Company shall not, directly or indirectly, through any Representative or otherwise, (a) solicit or encourage any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to (i) the sale or exchange of the Company's capital stock, (ii) the merger of the Company with, or the direct or indirect disposition of a significant amount of the Assets or the Business to, any Person other than Parent or (iii) the licensing of the Company's Proprietary Rights to any Person or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. The Company hereby represents that the Company is not now engaged in discussions or negotiations with any party other than Parent with respect to any transaction of the kind described in clauses (a)
(i) through (a) (iii) of the preceding sentence (a "Proposed Acquisition Transaction"). The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall (w) immediately notify Parent (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction, (x) promptly notify Parent of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party, (y) promptly provide Parent with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (z) keep Parent informed of the status of such offer and the offeror's efforts and activities with respect thereto.

        5.5 Company Stockholder Approval. The Company agrees that it will submit to the Stockholders a written consent in lieu of a meeting of such Stockholders (the "Stockholder Consent") in substantially the form attached hereto as Exhibit C, (a) approving the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby and (b) expressly waiving any dissenters' appraisal or similar remedy available under the DGCL or other applicable law.

        5.6 Compliance with Securities Laws; New York Stock Exchange Listing.

             (a) Parent shall take such actions as are necessary or appropriate to ensure that the issuance of the Merger Shares as contemplated by this Agreement complies with all applicable federal, state and Canadian securities laws and regulations.

             (b) Parent shall use its best efforts to cause the Merger Shares to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

        5.7 Company's Auditors. The Company will use commercially reasonable efforts to cause its management and the Company's independent accountants, Arthur Andersen LLP, to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations and (ii) the review of any Company or predecessor audit work papers, including, as applicable, the review of selected interim financial statements and data.

        5.8 Closing Date. Each party to this Agreement shall use all reasonable commercial efforts to cause the Closing to occur on or before May 31, 2000.

        5.9 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

        5.10 Company Audited Financials. The Company will use its commercially reasonable efforts to prepare and deliver to Parent within twenty (20) days of the Closing Date (i) the Company financial statements for the year ended December 31, 1999 along with the opinion of Arthur Andersen LLP (the "Company Audited Financials") and (ii) a schedule summarizing the adjustments made to the Financial Statements for the period ended December 31, 1999 as previously provided to Parent (which will be prepared on a basis consistent in all material respects with the Financial Statements in order to arrive at the Company Audited Financials. The Company Audited Financials will be provided to Parent in draft form and Parent shall have an opportunity to ask questions and receive responses from senior management of the Company regarding such financial statements before they are finalized.

        5.11 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including fulfillment of the conditions set forth in Article VII hereof, (ii) to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368(a) of the Code, (iii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iv) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable commercial efforts (A) to obtain any necessary Consents (including, without limitation, all filings required to be made under the HSR Act with respect to this Agreement and the transactions contemplated hereby) (B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (x) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of Parent and (y) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby. Each party shall deliver customary closing certificates and representations for the purpose of facilitating delivery of the opinions of counsel and the outside independent accountants contemplated by this Agreement.

        5.12 Exchangeable Stock. Prior to the Effective Time, the Company will use its best efforts to acquire from each holder of Exchangeable Stock all of such holder's shares for Company Stock in accordance with Retraction Call Right (as defined in the Articles of Maloney). Prior to the Effective Time, the Company will provide Parent with the aggregate tax bases, as of the Effective Time, of the holders of Exchangeable Stock in their Company Stock issued upon exchange of such Exchangeable Shares.

        5.13 Canadian Tax Documentation. Maloney and Maloney Industries International Ltd. ("MIII") each covenants to provide, and it is a condition to the Parent's obligations under this Agreement that Maloney and MIII each provide, in advance of closing, documentation as Parent may reasonably request for the purpose of establishing to the satisfaction of Parent in its sole discretion the following:

             (a) the zero-rating under the Excise Tax Act (Canada) of all zero-rated supplies completed by Maloney and MIII as of the Closing;

             (b) that Maloney and MIII each have satisfied the arm's length transfer pricing and allocation requirements of Section 247 of the Tax Act in all material respects for all transactions to which such provision applies; and

             (c) that Maloney and MIII each have satisfied the arm's length transfer pricing requirements of Subsections 69(2) and 69(3) of the Tax Act in all material respects for all transactions to which such provisions apply.

                                   ARTICLE 6

                            POST-CLOSING COVENANTS

        6.1  Registration Rights.

             (a) Not later than one hundred twenty (120) days after the Effective Time, Parent, at its sole expense, shall prepare and file with the United States Securities and Exchange Commission (the "SEC") a shelf registration statement on an appropriate form pursuant to Section 415 under the Securities Act, or any similar rule that may be adopted by the SEC (the "Shelf Registration Statement"), relating to the offer and sale of all Registrable Shares the holders of which have provided the information and other documents required pursuant to Section 6.1(b) and are otherwise entitled to the benefit of this Section 6.1(a) (the "Holders"). Parent shall use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than January 3, 2001. Parent shall subject to Section 6.1(c):

                (i) for a period of two years from the date the Shelf Registration Statement is declared effective by the SEC, or for such shorter period that will terminate when all Registrable Shares covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding or otherwise to be Registrable Shares (the "Effectiveness Period"): use its best efforts to keep the Shelf Registration Statement continuously effective, and to prepare and file with the SEC such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary under applicable law to keep the Shelf Registration Statement effective for the Effectiveness Period; and to cause the prospectus forming part of the Shelf Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented to be filed (if required) pursuant to Rule 424 (or any similar provision then in force) under the Securities Act and comply with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder applicable to it with respect to the disposition of all shares covered by the Shelf Registration Statement during the Effectiveness Period so that the Shelf Registration Statement is available and usable for sales of Registrable Shares from time to time by the Holders;

                (ii) take such action as may be necessary so that the Shelf Registration Statement complies with the requirements of the Securities Act and the policies, rules and regulations of the SEC as announced from time to time;

                (iii) take such action as may be necessary so that the Shelf Registration Statement and any amendment thereto and the prospectus forming part of the Shelf Registration Statement and any amendment or supplement thereto do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading and, upon becoming aware of the occurrence of any event or the discovery of any facts during the period the Shelf Registration Statement is effective which makes any statement of a material fact made in the Shelf Registration Statement or the related prospectus untrue in any material respect or which material fact is omitted from the Shelf Registration Statement or related prospectus which requires the making of any changes in the Shelf Registration Statement or related prospectus so that it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, promptly notify the Holders, and as soon as reasonably practicable prepare and file with the SEC a supplement or post-effective amendment to the Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                (iv) a reasonable time prior to the filing of the Shelf Registration Statement, the prospectus, any amendment to the Shelf Registration Statement or amendment or supplement to the prospectus or any document which is to be incorporated by reference into the Shelf Registration Statement or prospectus after the filing of the Shelf Registration Statement, provide copies of all such documents proposed to be filed to one counsel selected by the Holders (the fees of such counsel to be paid by the Holders) (the "Holders' Counsel"), which documents shall be subject to the review and comment of such counsel, promptly notify each Holder when any such document has been filed and furnish to the Holders' Counsel copies of such documents once filed, and promptly notify each Holder when the Shelf Registration Statement or any post-effective amendment thereto becomes effective;

                (v) promptly notify the Holders:

                    (A) of any request by the SEC for amendments or supplements to the Shelf Registration Statement or the prospectus or for additional information;

                    (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation or threat of any proceedings by any Person for that purpose, and use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement as soon as possible; and

                    (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction;

                (vi) use its best efforts to list all Registrable Shares covered by the Shelf Registration Statement on any securities exchange on which any of the securities of the same class as the Registrable Shares are then listed;

                (vii) use its best efforts to provide a CUSIP number for the Registrable Shares, not later than the effective date of the Shelf Registration Statement; and

                (viii) furnish to each Holder, without charge, such number of copies of the prospectus forming part of the Shelf Registration Statement (including any preliminary prospectus), and any amendment or supplement thereto, and such other documents as such holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders that are included in the registration. The Parent shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Registrable Shares and the sale thereof by Stockholders; provided, however, that Parent will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction.

        (b) Each holder of Registrable Shares shall be entitled to be named in the Shelf Registration Statement as a selling shareholder with respect to such shares and to use the prospectus forming part of the Shelf Registration Statement for the resale thereof, beginning on the date of effectiveness of the Shelf Registration Statement, provided that no holder of Registrable Shares may include any of its Registrable Shares in the Shelf Registration Statement unless and until such holder furnishes to Parent in writing, within 20 days after receipt of a request therefor, such information with respect to such holder required by the Securities Act or the Securities and Exchange Commission for use in connection with the Shelf Registration

Statement, and an indemnity, reasonably satisfactory to Parent, to the effect that such information does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make such information not misleading.

        (c) At any time when the Shelf Registration Statement is effective and Parent becomes aware and promptly notifies each holder of Registrable Shares that (i) the prospectus included in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or (ii) the Securities Act would otherwise require the amendment or supplement of such prospectus, and Parent determines in good faith that the filing by Parent of such amendment or supplement would violate applicable law, including without limitation, the rules of the Securities and Exchange Commission, the Holders of Registrable Securities, at the written request of Parent, will promptly suspend sales of Registrable Securities pursuant to the Shelf Registration Statement until the earlier of (A) the date on which Parent notifies such holders that any necessary amendment or supplement has been filed or is not required to be filed or (B) 60 days after such holders' receipt of such written notice, provided that Parent shall not suspend sales of Registrable Shares pursuant clause (ii) above more than once during any 12-month period, and provided further that Parent shall extend the Effectiveness Period by the number of days during which sales of Registrable Shares pursuant to the Shelf Registration Statement are suspended pursuant to clause (ii) above.

        (d) Parent agrees to indemnify and hold harmless each Holder of Registrable Shares participating in the Shelf Registration Statement against any and all loss, liability, claim, damage, and expense (i) arising out of any untrue statement of alleged untrue statement of a material fact contained in the Shelf Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in the prospectus forming part of the Shelf Registration Statement (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading; and (ii) any violation or alleged violation by Parent of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder in connection with the offering covered by the Shelf Registration Statement; Parent will reimburse each such holder for any legal or other expenses reasonably incurred by them in connection with investigating or defending or in settlement of any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 6.1(d) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent, nor will Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises directly out of or is based directly upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Shelf Registration Statement by such Holder.

        6.2 Preparation of Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. Parent shall permit the Stockholder Agent to, upon request, review and comment on each such Tax Return prior to filing. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for all Tax periods which begin before the Closing Date and end after the Closing Date.

                                   ARTICLE 7

                    CONDITIONS TO THE COMPANY'S OBLIGATIONS

        The obligations of the Company to effect the Merger and complete the related transactions contemplated by this Agreement are subject, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

        7.1 Representations, Warranties and Covenants. All representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects (without regard to any materiality qualifier contained therein) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Parent and Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date (without regard to any materiality qualifier contained therein). There shall be delivered to the Company a certificate of Parent and Sub signed by their President and Chief Financial Officer to the foregoing effect ("Parent Closing Certificate").

        7.2 Consents. All Consents, approvals and waivers from governmental authorities necessary to permit consummation of the Merger as contemplated hereby shall have been obtained and all approvals required under any Regulations to permit Parent and Sub to carry out the transactions contemplated by this Agreement and the Ancillary Agreements (including, without limitation, the expiration or termination of the waiting period under the HSR Act) shall have been obtained. All required approvals, if any, under Canadian, United States federal and state securities laws and regulations shall have been obtained.

        7.3 No Court Orders. There shall not be any Regulation or Court Order that makes the transactions contemplated hereby and by the Ancillary Agreements illegal or otherwise prohibited.

        7.4 Closing Documents. Parent shall have delivered to the Company the documents and other items described in Section 9.2 and such other documents and items as the Company may reasonably require.

        7.5 Material Adverse Change. There shall not have been any Parent Material Adverse Change.

                                   ARTICLE 8

                 CONDITIONS TO PARENT'S AND SUB'S OBLIGATIONS

        The obligations of Parent and Sub to effect the Merger and complete the related transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

        8.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without regard to any materiality qualifier contained therein) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and the Company shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date (without regard to any materiality qualifier contained therein). There shall be delivered to Parent a certificate of the Company signed by its Chief Executive Officer and its President (the "Company Closing Certificate") to the foregoing effect.

        8.2 Consents. All Consents, approvals and waivers from governmental authorities and other parties (but excluding required Consents of Company any vendors) necessary to permit consummation of the Merger as contemplated hereby and by the Ancillary Agreements and for the operation of the Business after the Closing (including all required third party consents under the Contracts) shall have been obtained. Parent shall be satisfied that all approvals required under any Regulations to permit the Company to carry out the transactions contemplated by this Agreement and the Ancillary Agreements (including, without limitation, the expiration or termination of the waiting period under the HSR Act) shall have been obtained. All required approvals, if any, under Canadian, United States federal and state securities laws and regulations shall have been obtained.

        8.3 No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and by the Ancillary Agreements. There shall not be any Regulation or Court Order that makes the acquisition of the Company stock contemplated hereby illegal or otherwise prohibited or that otherwise may have a Company Material Adverse Effect.

        8.4 Closing Documents. The Company and/or the Stockholders, as the case may be, shall have delivered to Parent the documents and other items described in Section 9.1 and such other documents and items as Parent may reasonably require.

        8.5 Exemption under Federal and State Securities Laws. Parent shall be satisfied in its sole discretion that the issuance of shares of Parent Stock in the Merger will not violate any federal, state or Canadian securities laws.

        8.6 Stockholder Consent. Ninety percent (90%) or more of the Stockholders shall have executed the Stockholder Consent and the Company shall have taken all further actions related to the due authorization of the Merger as may be required under the DGCL.

        8.7 Tax Matters. The Company shall have provided Parent with (i) all forms, certificates and/or other instruments required to pay the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to Parent that such transfer taxes and charges have been paid by the Company or the Stockholders,

(ii) a clearance certificate or any other document (including, without limitation, a properly executed statement in a form reasonably acceptable to Parent that satisfies Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3)) which may be required by any taxing authority to relieve Parent of any obligation to withhold any portion of the payments to the Stockholders pursuant to this Agreement, and (iii) the aggregate tax basis of the Stockholders in their Company Stock as of the Effective Time.

        8.8 Hamilton Robinson Agreement. The Hamilton Robinson Agreement shall have been terminated in accordance with Section 5.1(h) hereof.

        8.9 Stockholder Lock-up Agreements; Closing Documents. The Stockholders and the Distributees listed on Exhibit D hereto shall have duly executed and delivered a Lock-up Agreement in the form attached as Exhibit E (each, a "Lock-up Agreement"). The Company, the Stockholders and the Distributees shall have delivered to Parent or Sub the documents and other items described in Section 9.2.

        8.10 Material Adverse Change. There shall not have been any Company Material Adverse Change.

        8.11 Exchange Ratio. At the Closing, the Number of Parent Shares, determined in accordance with the provisions of this Agreement, shall be 1,450,000 or less.

        8.12 Exchangeable Stock. All shares of Exchangeable Stock shall have been exchanged for shares of Company Stock in accordance with the terms of such Exchangeable Stock.

        8.13 Funded Debt of the Company. The Company shall have delivered the Funded Debt Notice in accordance with Section 2.12 and Parent shall be satisfied with the Funded Debt of the Company in its sole discretion.

        8.14 Appraisal Rights. The number of shares of Company Stock with respect to which appraisal rights have been asserted under the DGCL shall not exceed 10% of the number of outstanding shares of Company Stock.

        8.15 APS Growth Limited Partnership Agreement. The Limited Partnership Agreement for APS Growth, L.P. ("APS Growth") shall have been amended to eliminate, and the Company shall be released from, any and all provisions thereof under which the Company may have any liability or obligations to APS Growth or its partners thereunder, including without limitation, Section 14 thereof.

        8.16 Other Agreements. The Amended and Restated Stockholder's and Registration Rights Agreement dated September 28, 1998 referred to in Schedule
3.3 and the Support Agreement dated October 9, 1998 between APSI and Maloney Industries, Inc. shall have been terminated with no further liability to the Company or its Subsidiaries.

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

        8.17 Satisfactory Canadian Tax Documentation. Maloney and MIII as the case may be, shall have provided Parent the documentation described in Section
5.13 and such documentation shall be satisfactory to Parent in its sole discretion.

                                   ARTICLE 9

                                    CLOSING

        On the Closing Date at the Closing Place:

        9.1 Deliveries by the Company and the Stockholders to Parent. The Company and each Stockholder, as applicable, shall deliver (or cause to be delivered) to Parent:

             (a) the Ancillary Agreements, duly executed by each party thereto other than Parent and Sub;

             (b) any Consents required to be obtained by the Company;

             (c) the Company Closing Certificate;

             (d) the certificates and documents described in Section 8.7;

             (e) the Stockholder Consent, duly executed by at least ninety percent (90%) of the Stockholders; and

             (f) all share certificates representing the shares of Company Stock to be canceled in connection with the Merger.

        9.2 Deliveries by Parent to the Stockholders. Parent shall deliver to the Stockholders:

             (a) the Ancillary Agreements to which Parent or Sub is a party, duly executed by them;

             (b) any Consents required to be obtained by Parent;

             (c) the Parent Closing Certificate; and

             (d) the Merger Shares to be issued to the Stockholders and the Depositary Agent as provided for herein.

                                  ARTICLE 10

                                INDEMNIFICATION

        10.1 Survival of Representations, etc. All statements contained in this Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be

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

deemed to be representations and warranties by such party hereunder. The representations and warranties contained herein shall survive the Closing Date until (and claims based upon or arising out of such representations and warranties, as well as any claims based upon or arising out of any covenants and agreements herein or made hereunder, may be asserted at any time before) the earlier of (i) the date which shall be the first anniversary of the Effective Time and (ii) the date which is fifteen days after the date of the audit report of Parent's independent public accountants with respect to Parent's audited financial statements for the year ending December 31, 2000 (the "Survival Period"). No investigation made by any of the parties hereto (whether prior to, on or after the Closing Date) shall in any way limit the representations and warranties of the parties. On the Closing Date all representations and warranties contained in this Agreement and made by the Company shall expire as to the Company and thereafter will be deemed to have been made exclusively by the Stockholders. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

        10.2 Indemnification.

             (a) General.

                 (i) Subsequent to the Closing, the holders immediately prior to the Effective Time of shares of Company Stock and the Distributees shall, subject to Section 10.5, jointly and severally, indemnify Parent, its Affiliates, and each of their respective, officers, directors, employees, stockholders and agents ("Parent Indemnified Parties") against, and hold each of the Parent Indemnified Parties harmless from, any damage, claim, loss, cost, Tax, Liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, response action, removal action or remedial action (collectively "Damages") incurred by any such Parent Indemnified Party, that are incident to, arise out of, in connection with, or related to, (A) the breach of any warranty, representation, covenant or agreement of the Company contained in this Agreement or any schedule hereto or in any certificate or instrument of conveyance delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby and (B) except to the extent provided in (A), Taxes of: (I) the Company or any of its Subsidiaries (to the extent liability for Taxes of the Company or any of its Subsidiaries is imposed on Parent or any Subsidiary of Parent) with respect to the transactions contemplated by this Agreement; and
(II) the Company or any of its Subsidiaries with respect to Tax years or portions thereof ending on or before the Closing Date (and for any Tax year beginning before and ending after the Closing Date, for the portion of such year ending on the Closing Date) to the extent such Taxes are not reflected in the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet. For purposes of this Section 10.2(a)(i), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a

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

fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company and its Subsidiaries.

                 (ii) Subsequent to the Closing, Parent shall indemnify the holders immediately prior to the Effective Time of Company Stock and the Distributees, their Affiliates, and each of their respective partners, officers, directors, employees, stockholders and agents, as the case may be ("Stockholder Indemnified Parties"), against, and hold each of the Stockholder Indemnified Parties harmless from, any Damages incurred by such Stockholder Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Parent or Sub contained in this Agreement (including, without limitation, Section 5.6 and Article VI hereof), any schedule or in any certificate or instrument of conveyance delivered by or on behalf of Parent or Sub pursuant to this Agreement or in connection with the transactions contemplated hereby.

        The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against Stockholder Indemnified Parties or Parent Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third party claims. The right to obtain indemnification provided in this Section 10.2(a) is in addition to any other remedy at contract or in the law (but without duplication of recovery).

                 (b) Procedure for Claims.

                 If a claim for Damages (a "Claim") is to be made by a person entitled to indemnification hereunder, the person claiming such indemnification (the "Indemnified Party") shall give written notice (a "Claim Notice") to the indemnifying person (the "Indemnifying Party") promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2; provided, that if the Indemnified Party is a Stockholder Indemnified Party, such Claim Notice shall only be valid if it is delivered by the Stockholder Agent; and provided further, that if the Indemnified Party is a Parent Indemnified Party, such Claim Notice shall be valid if it is delivered to the Stockholder Agent. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure, and then only to the extent thereof. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a "Third-Party Claim"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the Indemnifying

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

Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 10.2(b), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to retain one firm of separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this Section 10.2 within ten (10) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Damages by reason of such settlement or judgment.

        10.3 No Right of Contribution. After the Closing, no Stockholder shall have any right of contribution against the Surviving Corporation for any breach of any representation, warranty, covenant or agreement of the Company. The Stockholders and Parent shall be entitled to specific performance and injunctive relief, without posting bond or other security, for the purpose of asserting their respective rights under this Article 10. The remedies described in this
Section 9 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties may elect to pursue, but without duplication of recovery.

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

        10.4 Escrow of Merger Shares.

             (a) Establishment of the Escrow Funds. As soon as practicable after the Effective Time, the Escrow Fund, without any act of any Stockholder, will be deposited by Parent with the Depositary Agent, such deposit to be governed by the terms set forth herein and at Parent's sole cost and expense. The portion of the Escrow Fund contributed on behalf of each Stockholder shall be in proportion to the aggregate number of shares of Parent Stock which such holder would otherwise be entitled under Section 2.7. Notwithstanding the references in this Agreement to the "escrow" and the Escrow Fund, the parties acknowledge and agree that the Depositary Agent is acting as a depository and not as an escrow agent pursuant to this Article 10.

             (b) Recourse to the Escrow Shares. The Escrow Fund shall be available to compensate each Parent Indemnified Party for (i) all Damages (whether or not involving a Third Party Claim), incurred or sustained by such Parent Indemnified Party with respect to which such Parent Indemnified Party is entitled to indemnification as provided by Section 10.2(a)(i); provided, however, that any such claim against the Escrow Fund shall be subject to the limitations set forth in Section 10.5 and (ii) for any Equity Amount Deficit. Parent, Sub and the Company each acknowledge that any such Damages or Equity Amount Deficit, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration to be paid to the Stockholders.

             (c) Escrow Periods; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Central Time, on the last day of the Survival Period (the period of time from the Effective Time through and including such termination date is referred to herein as the "Escrow Period"); and upon such termination all shares of Parent Stock remaining in the Escrow Fund shall be distributed as set forth in the next succeeding sentence of this Section 10.4(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Stockholder Agent and the subsequent arbitration of the matter in the manner as provided in this Agreement, to satisfy any unsatisfied written claims under this Article 10 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period ("Unresolved Claims"). As soon as all such claims, if any, have been resolved, the Depositary Agent shall deliver to the Stockholder Agent for distribution to the Stockholders the remaining portion of the Escrow Fund not required to satisfy such claims. Parent shall use its commercially reasonable efforts to have such shares delivered within five (5) business days. Notwithstanding Section 10.4(c)(i), the Escrow Period shall terminate on January 3, 2001 with respect to a number of shares of Parent Stock equal to 50% of the Indemnity Shares; provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Stockholder Agent and the subsequent arbitration of the matter in the manner as provided in this Agreement, to satisfy any Unresolved Claims. As soon as all such claims, if any have been resolved, the Depositary Agent shall deliver to the Stockholder Agent for distribution to the Stockholders the remaining portion

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

of such Indemnity Shares not required to satisfy such claims. Parent shall use its commercially reasonable efforts to have such shares delivered within five
(5) business days.

             (d) Protection of Escrow Funds. The Depositary Agent shall hold and safeguard the Escrow Fund (and any cash proceeds) during the Escrow Period, shall treat each such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund (and any cash proceeds) only in accordance with the terms hereof.

        Any shares of Parent Stock or other equity equivalent securities issued or distributed by Parent ("New Shares") in respect of Parent Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Parent Stock on the record date set for any such dividend. Each Stockholder immediately prior to the Effective Time shall have voting rights with respect to the shares of Parent Stock contributed to the Escrow Fund by such Stockholder (and on the voting securities added to the Escrow Fund in respect of such shares of Parent Stock).

             (e) Claims Upon Escrow Funds. Upon receipt by the Depositary Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that a Parent Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue (1) Damages with respect to which such Parent Indemnified Party is entitled to indemnification as provided by Section 10.2(a)(i) or (2) any Equity Amount Deficit, and (B) in the case of Damages, specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the Depositary Agent shall, subject to the provisions of Section 10.4(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Stock and/or cash held in the Escrow Fund in an amount equal to such Damages or Equity Amount Deficit, as the case may be.

        For the purposes of determining the number of shares of Parent Stock to be delivered to a Parent Indemnified Party out of the Escrow Fund pursuant to
Section 10.4(e), the shares of Parent Stock shall be valued at the Average Share Price. In the event that the Escrow Fund also contains cash, the election to receive cash or Parent Stock shall be made by the Parent Indemnified Party entitled to receive Damages or Equity Amount Deficit, as the case may be.

             (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Parent of any shares of Parent Stock held in the Escrow Fund pursuant to Section 10.4(e) hereof unless the Depositary Agent shall have received written authorization from the Stockholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Depositary Agent shall make delivery of shares of Parent Stock from the Escrow

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

Fund in accordance with Section 10.4(e) hereof, provided that no such payment or delivery may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such thirty (30) day period; provided, further, that no such right to object shall be available to the Stockholder Agent in the case of any Equity Amount Deficit determined in accordance with the procedures established in Section 2.13.

             (g) Resolution of Conflicts; Arbitration. In case the Stockholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Parent should so agree, joint written instructions setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such instructions and distribute shares of Parent Stock from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Agent may demand arbitration of the dispute pursuant to Section 11.12, unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Thereafter, the Depositary Agent shall deliver to Parent out of the Escrow Fund, shares of Parent Stock and/or cash held in the Escrow Fund in an amount equal to such Damages as shall be the subject of an Officer's Certificate of the Parent certifying that a final arbitrated judgment with respect to the disputed Escrow Shares is attached to such Officer's Certificate.

        10.5 Limitations on Indemnity. Notwithstanding any provision of this Agreement to the contrary, the Parent Indemnified Parties may not, in the aggregate, recover any Damages in excess of the amount contained in the Escrow Fund at the time such recovery is sought.

        10.6  Stockholder Agent; Power of Attorney.

             (a) Stockholder Agent. In the event that the Merger is approved by the Stockholders, effective upon such vote, and without further act of any Stockholder, Hamilton shall be appointed as agent and attorney-in-fact (the "Stockholder Agent") for each Stockholder, to give and receive notices and communications (including, without limitation, all notices, copies of the Shelf Registration Statement, prospectus forming a part thereof and any other document and all other communications in respect of the Holders under Section 6.1 hereof other than in respect of the Holders who are employees of Parent), to authorize delivery to Parent of shares of Parent Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, take all actions required or permitted to be taken by the Holders under
Section 6.1 hereof other than in respect of the Holders who are employees of Parent, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder

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Agent may not be removed unless holders of a two-thirds interest in all shares held in the Escrow Fund agree to such removal and to the identity of the substituted Stockholder Agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of all shares held in the Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the Stockholders.

             (b) Exculpation. The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment.

             (c) Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision for all of the Stockholders for whom a portion of the shares of Parent Stock otherwise issuable to them are deposited in the Escrow Fund, and shall be final, binding and conclusive upon each of such Stockholders, and the Depositary Agent and Parent may rely exclusively upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of every such Stockholder. The Depositary Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

                                  ARTICLE 11

                                 MISCELLANEOUS

        11.1 Termination.

             (a) This Agreement may be terminated at any time prior to Closing:

                 (i) By the written agreement of Parent and the Company;

                 (ii) By Parent or the Company if the Closing shall not have occurred on or before June 30, 2000, other than due to a breach of this Agreement by the party seeking to terminate;

                 (iii) By Parent if there is a material breach of any representation or warranty set forth in Article 3 or any covenant or agreement to be complied with or performed by the Company or any Stockholder pursuant to the terms of this Agreement and such breach persists for fourteen (14) days or more after notice is given, so long as any such breach is not caused by the action or inaction of Parent or Sub;

                 (iv) By the Company if there is a material breach of any representation or warranty set forth in Article 4 hereof or of any covenant or agreement to be complied with or performed by Parent or Sub pursuant to the terms of this Agreement and such breach persists for

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

fourteen (14) days or more after notice is given, so long as any such breach is not caused by the action or inaction of the Company or any of the Stockholders; or

                 (v) By Parent if application of the formula contained in the definition of "Number of Parent Shares" would result in the issuance of more than 1,450,000 shares of Parent Stock at Closing.

             (b) In the event of termination of this Agreement:

                 (i) The provisions of the Company Confidentiality Agreement shall continue in full force and effect; and

                 (ii) No party hereto shall have any liability to any other party to this Agreement, except for any willful breach of, or knowing misrepresentation made in, this Agreement occurring prior to the formal termination of this Agreement.

        11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent, or by Parent or Sub without the prior written consent of the Company.

        11.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:

        If prior to the Closing, to the Company:

          Applied Process Solutions, Inc.
          1323 East 71st Street, Suite 101
          Tulsa, Oklahoma  74136
          Attention:  Brad Goebel,
                      Chief Executive Officer
          Fax:  (918) 524-6109

     With a copy to:

          Curtis, Mallet-Prevost, Colt & Mosle, LLP
          101 Park Avenue
          New York, New York  10178
          Attention:  Philip von Mehren
          Fax:  (212) 697-1559

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     If to the Stockholder Agent:

          Hamilton Robinson LLC
          281 Tresser Boulevard, 4th Floor
          Stamford, CT 06901
          Attention:  Christopher F. Carmel or Scott I. Oakford
          Fax:  (203) 602-2206

     With a copy to:

          Curtis, Mallet-Prevost, Colt & Mosle, LLP
          101 Park Avenue
          New York, New York  10178
          Attention:  Philip von Mehren
          Fax:  (212) 697-1559

     If to Parent or Sub or, if after the Closing, to the Surviving Corporation:

          Hanover Compressor Company
          12001 North Houston Rosslyn
          Houston, Texas  77086
          Attention:  Michael J. McGhan
                      Chief Executive Officer
          Fax:  (281) 447-0821

     With a copy to:

          Latham & Watkins
          233 South Wacker Drive
          Chicago, Illinois  60606
          Attention:  Richard Meller
          Fax:  (312) 993-9767

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

        11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, except with respect to matters of law concerning the internal corporate affairs or capital stock of the Company, which shall be governed by the laws of the State of Delaware.

        11.5 Representation By Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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

        11.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        11.9 Expenses. All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by the Parent and Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parent and Sub, as the case may be, whether or not the Merger is consummated. All Transaction Costs incurred by the Company shall be paid by the Company and shall be included in calculating the Closing Date Stockholders Equity pursuant to Section 2.13 hereof.

        11.10 Publicity. Except as required by law or on advice of counsel, neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the Closing Date. Notwithstanding the foregoing, Parent shall be permitted to make any public statement without obtaining the consent of any other party hereto if (i) the disclosure is required by law or the requirements of the New York Stock Exchange and (ii) Parent has first used its reasonable efforts to consult with (but not to obtain the consent of) the other parties about the form and substance of such disclosure.

        11.11 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, except as specifically set forth in Section 6.1 and Article 10 hereof.

        11.12 Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or the transactions contemplated hereby, including

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without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an "Arbitrable Claim"), shall be settled by final and binding arbitration conducted in Houston, Texas. All such Arbitrable Claims shall be settled by three (3) arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Such arbitrators shall be provided through the JAMS Endispute ("JAMS") by mutual agreement of the parties; provided, that, absent such agreement, the arbitrators shall be appointed by JAMS. In either event, such arbitrators may not have any preexisting, direct or indirect relationship with any party to the dispute. EACH PARTY HERETO EXPRESSLY CONSENTS TO, AND WAIVES ANY FUTURE OBJECTION TO, SUCH FORUM AND ARBITRATION RULES. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the SEC and the New York Stock Exchange if applicable), neither party nor the arbitrators shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceeding pursuant to this section.

        Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. NOTWITHSTANDING THE FOREGOING SENTENCE, THIS DISPUTE RESOLUTION PROCEDURE IS INTENDED TO BE THE EXCLUSIVE METHOD OF RESOLVING ANY ARBITRABLE CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT. The arbitration procedures shall follow the substantive law of the State of New York, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail. The arbitrators shall determine the prevailing party and shall include in their award that party's reasonable attorneys' fees and costs.

        11.13  Waiver of Jury Trial.

             (a) Consistent with the intention of Section 11.12, each signatory to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this agreement, any of the transactions contemplated hereby, or any dealings between any of the signatories hereto relating to the subject matter of this agreement or any of the transactions contemplated hereby. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate the subject matter of this agreement or any of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.

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        11.14 Service of Process. EACH OF THE PARTIES HERETO IRREVOCABLY
CONSENTS TO THE SERVICE OF ANY PROCESS, PLEADING, NOTICES OR OTHER PAPERS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY'S ADDRESS SET FORTH HEREIN, OR BY ANY OTHER METHOD PROVIDED OR PERMITTED UNDER TEXAS LAW.

        11.15 Attorney Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing party shall be entitled to recover its actual out-of-pocket costs and expenses, including without limitation reasonable attorneys' fees reasonably incurred in connection with such action, including any appeal of such action.

                                  * * * * * *

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     IN WITNESS WHEREOF, each party hereto has executed this Agreement and Plan of Merger or caused this Agreement and Plan of Merger to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

                              HANOVER COMPRESSOR COMPANY
                              a Delaware corporation


                              By:
                                --------------------------------------------
                              Name:  Michael J. McGhan
                              Title:  Chief Executive Officer

                              APSI ACQUISITION CORPORATION
                              a Delaware corporation


                              By:
                                --------------------------------------------
                              Name:  Michael J. McGhan
                              Title:  Chief Executive Officer

                              APPLIED PROCESS SOLUTIONS, INC.
                              a Delaware corporation


                              By:
                                --------------------------------------------
                              Name:
                                    ----------------------------------------
                              Title:
                                    ----------------------------------------

IN ITS CAPACITY AS THE
STOCKHOLDER AGENT:



   HAMILTON ROBINSON LLC

By:
   ----------------------------

                                    ANNEX I

Name and Address of Stockholder                                 SHARES OWNED
-------------------------------                                 ------------






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